UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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Modine Manufacturing Company

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1500 DeKoven Avenue

Racine, Wisconsin 53403-2552

Notice of Annual Meeting of Shareholders

To the Shareholders of Modine Manufacturing Company:

Notice is hereby given that the Annual Meeting of Shareholders of Modine Manufacturing Company will be held in virtual format on Thursday, August 21, 2025, at 8:00 a.m. CDT. There will be no physical location for the Annual Meeting.

You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/MOD2025 where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.

Who may vote:

You may vote if you were a shareholder of record at the close of business on June 23, 2025, which is the Record Date for the Annual Meeting.

Matters to vote on:

1.Election of the Company-nominated slate of four directors for terms expiring in 2028;

2.Advisory approval of the Company’s named executive officer compensation;

3.Ratification of the appointment of the Company’s independent registered public accounting firm; and

4.Consideration of any other matters properly brought before the shareholders at the meeting.

We have elected to furnish our proxy materials for the 2025 Annual Meeting over the Internet. Accordingly, beginning on or about July 9, 2025, we mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet, and how to vote online.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the Annual Meeting to be held. Regardless of whether you expect to attend the Annual Meeting virtually, you are urged to vote electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. You may revoke your proxy at any time before it is voted by advising the Company’s Secretary in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 21, 2025: The annual report to shareholders and proxy statement of Modine Manufacturing Company are available for review at www.virtualshareholdermeeting.com/MOD2025. Instructions on how to access and review the materials on the Internet can be found on the Notice and, as applicable, the accompanying proxy card.

By order of the Board of Directors,

Erin J. Roth Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

July 9, 2025

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) of Modine Manufacturing Company (the “Company,” “Modine,” “we” or “our”) nominated four current members of the Board, Neil D. Brinker, Katherine C. Harper, David J. Wilson, and Mark Bendza, to stand for election at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). If elected, each director would serve until the 2028 Annual Meeting of Shareholders and the election of his or her successor. The persons appointed as proxies will vote “FOR” the election of these nominees unless instructions to the contrary are given to them. The nominees have indicated they are willing to serve as directors. While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote “FOR” the substitute nominee(s) designated by the Board of Directors.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors currently consists of ten members, with one class consisting of four directors and two classes consisting of three directors each.

In accordance with the Company’s Bylaws, a director shall hold office until (i) the end of such director’s term and until the director’s successor shall have been elected, (ii) there is a decrease in the allowable number of directors, or (iii) his or her death, resignation, or removal. Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below. The Company’s Bylaws require that each director retire at the close of the term in which he or she attains the age of 72 years, unless exempted from it by a resolution passed by a two-thirds vote of the Board of Directors.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s Board consists of proven leaders from various industries, disciplines, and end markets who have the knowledge and experience necessary for a deep understanding of Modine, its products, and its businesses. That knowledge and experience has been gained or enhanced in a wide variety of ways, including through years of service on Modine’s Board, employment with industry leaders that have business models and strategies similar to the Company’s or product markets important to the Company, and leadership positions in technologically innovative institutions. The Board benefits from the interplay among a group of directors who have diverse and distinguished backgrounds, which are described in further detail in this section. Modine’s directors are dedicated individuals with high integrity and discipline who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Governance Committee”), a committee consisting of five independent directors of the Company, has determined that the Board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals. The Governance Committee considers the following qualities and experiences to be necessary for the proper functioning of a Board of a responsible, global, diversified industrial company:

●	Business operations leadership;
●	Relevant industry experience;
●	Global business experience;
●	Financial expertise;

●	Technological expertise;
●	Corporate governance expertise;
●	Financial markets experience; and
●	Strategic planning and execution expertise, including mergers and acquisitions experience.

In addition, from time to time, the Governance Committee considers additional attributes that are more specific to the Company’s strategic and business emphasis at any given point.

A description of the qualities provided by each Board member is included below with the description of the individual’s experience and public company directorships, all as of June 23, 2025.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each continuing director. An “X” in the “Skills” section of the chart below indicates that the item is a specific reason that the director was nominated to serve on the Board. The lack of an “X” does not mean that the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

	Mr. Ashleman	Mr. Bendza	Mr. Brinker	Dr. Garimella	Ms. Harper	Mr. Patterson	Ms. Williams	Mr. Wilson	Mr. Wulfsohn	Ms. Yan
Skills
Business Operations Leadership	X		X	X		X		X	X	X
Relevant Industry Experience	X	X	X			X		X		X
Global Business Experience	X	X	X		X	X	X	X	X	X
Financial Expertise	X	X			X		X	X	X
Technological Expertise				X				X		X
Corporate Governance Expertise	X				X	X	X		X	X
Financial Markets Experience		X			X		X		X
Strategic Planning and Execution Expertise	X	X	X	X	X	X	X	X	X	X
Demographics
Race/Ethnicity
Asian/Pacific Islander				X						X
Hispanic/Latino		X
White/Caucasian	X		X		X	X	X	X	X
Gender
Male	X	X	X	X		X		X	X
Female					X		X			X

2025 Nominees for Director

Based upon the recommendation of the Governance Committee, the Board approved the nominations of Neil D. Brinker, Katherine C. Harper, David J. Wilson, and Mark Bendza for election as directors. Ms. Harper, Mr. Wilson, and Mr. Bendza are considered independent under the New York Stock Exchange (“NYSE”) corporate governance listing standards. Mr. Brinker is not considered independent due to his position as President and CEO of the Company. Mr. Bendza was recommended as a director by a third-party search firm following an independent search process, and he was appointed to the Board in October 2024. Mr. Brinker, Ms. Harper, and Mr. Wilson were last elected to the Board in 2022, at which time they each received the support of over 95 percent of the votes cast.

Director Resignation Bylaw

Under the Company’s Bylaws, if an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director is required to promptly tender his or her resignation to the Board. The Governance and Nominating Committee will then recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the recommendation of the Governance Committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the certification of the results of the election.

The Board of Directors recommends a vote “FOR”

Neil D. Brinker, Katherine C. Harper, David J. Wilson, and Mark Bendza.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Nominees for Election as Directors with Terms Expiring in 2028:
Neil D. Brinker Age 49 Director since 2020	Current Position: Experience:

President and Chief Executive Officer of Modine since 2020.

Prior to joining Modine, Mr. Brinker was President and Chief Operating Officer of Advanced Energy Industries, Inc. (“AE”) since May of 2020, and joined AE in June of 2018 as its Executive Vice President & Chief Operating Officer. Before joining AE, Mr. Brinker served as a Group President at IDEX Corporation from July 2015 to June 2018 after holding leadership roles at IDEX from April of 2012 to July 2015. Mr. Brinker also held numerous management roles at Danaher Corporation from 2007 to 2012, as well as various operations roles at General Motors from 2001 to 2007.

Specific Attributes and Skills for Mr. Brinker:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership	Mr. Brinker serves as President and Chief Executive Officer of the Company. He has obtained substantial business operations leadership experience through his roles at AE, IDEX and Danaher.
Relevant Industry Experience	As an Executive Officer of AE, and a business leader at both IDEX and Danaher, Mr. Brinker has significant experience in leading and transforming diversified industrial companies.
Global Business Experience	At AE, IDEX and Danaher, and now as President and Chief Executive Officer of Modine, Mr. Brinker’s responsibilities have included global oversight of P&L, operations, M&A, human capital, and strategy.
Strategic Planning and Execution Expertise

In addition to his direct responsibility for M&A activity at AE, IDEX and Danaher, Mr. Brinker has extensive experience in both setting and overseeing the execution of strategy and growth for diversified industrial companies.

Katherine C. Harper Age 62 Director since 2022	Current Position: Experience:

Retired.

Ms. Harper retired as Chief Financial Officer of BDP International, a private global logistics and transportation solutions company. Ms. Harper served in this capacity from 2019 until her retirement in 2022. Prior to BDP International, Ms. Harper served as Chief Financial Officer of AgroFresh Solutions, a global public agricultural solutions provider, where she oversaw Finance, Strategy, Business Development, and Investor Relations. She was also previously SVP and Chief Financial Officer of Tronox, a global public chemicals and mining company, and held various senior roles with Rio Tinto Group, one of the world’s largest metals and mining corporations.

	Public Company Directorships:	Sasol Limited (South Africa); Venator Materials, PLC (a public company until 2024)
Specific Attributes and Skills for Ms. Harper:
Expertise	Discussion of Skills and Attributes
Global Business Experience	Ms. Harper has had a distinguished financial career across many global industries including chemicals, mining, industrial manufacturing, distribution, and security services.
Financial Expertise	Ms. Harper is a financial expert with extensive experience in compliance, assurance, and enterprise risk management. In addition, Ms. Harper also serves as a member of the audit committee of Sasol.
Corporate Governance Expertise

In her role as Chief Financial Officer of BDP International, Ms. Harper gained significant experience implementing effective corporate governance practices. Ms. Harper currently serves as the Chairperson of the board for Venator. In addition, Ms. Harper serves on the board and the audit committee and the capital committee of Sasol Limited.

Financial Markets Experience	As Chief Financial Officer of BDP International, AgroFresh and Tronox, Ms. Harper has significant experience in the public and private financial markets which the companies utilized for financing.
Strategic Planning and Execution Expertise	Ms. Harper has been heavily engaged in strategic planning activities throughout her career, particularly through her role as SVP and Chief Financial Officer of Tronox and roles with Rio Tinto Group.

David J. Wilson Age 56 Director since 2022	Current Position: Experience:

President and Chief Executive Officer of Columbus McKinnon Corporation.

Mr. Wilson is President and Chief Executive Officer of Columbus McKinnon Corporation, a leading worldwide designer, manufacturer, and marketer of intelligent motion solutions since 2020. Prior to joining Columbus McKinnon, Mr. Wilson led the significant transformation of Flowserve Corporation’s Pumps Division while serving as its President from 2017 to 2020. Prior to Flowserve, Mr. Wilson served as the President of SPX FLOW’s Industrial Segment from 2015 to 2017 and before that, held positions of increasing responsibility at SPX Corporation between 1998 and 2015.

	Public Company Directorships:	Columbus McKinnon Corporation
Specific Attributes and Skills for Mr. Wilson:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership

Mr. Wilson serves as President and Chief Executive Officer of Columbus McKinnon Corporation. Mr. Wilson also gained significant business operations leadership experience in his roles as President of Flowserve Corporation, President of SPX Flow’s Industrial Segment and President of SPX Corporation’s Industrial Segment.

Relevant Industry Experience

Mr. Wilson has an extensive understanding of highly engineered equipment and technologies, including engineered flow components such as heat pumps and heat exchangers. Mr. Wilson also has experience in the heating, ventilation and air conditioning markets and the power transmission and generation markets.

Global Business Experience

Mr. Wilson’s experience at SPX included the leadership of multiple global operating businesses along with tenure as an expatriate living in China for six years where he developed extensive global P&L management experience.

Financial Expertise	Mr. Wilson has developed substantial financial expertise through his roles at Columbus McKinnon Corporation, Flowserve Corporation and SPX Corporation.
Technological Experience	Through his engineering background and his roles at Flowserve Corporation and SPX Corporation, Mr. Wilson has acquired significant experience in application-based technology.
Strategic Planning and Execution Expertise

Mr. Wilson has been heavily engaged in strategic planning activities throughout his career, particularly through his numerous roles with SPX where he led several successful corporate development initiatives.

Mark Bendza Age 49 Director since 2024	Current Position: Experience:

Executive Vice President and Chief Financial Officer of Telos Corporation.

Mark Bendza is the Executive Vice President and Chief Financial Officer of Telos Corporation, a leading provider of cyber, cloud, and enterprise security solutions for the world’s most security-conscious organizations since 2021. Prior to joining Telos in 2021, he served as the Head of Investor Relations for Honeywell International, a global multi-industrial and manufacturing company providing solutions in aerospace, automation, energy, and sustainability from 2019 to 2021. Prior to Honeywell, Mr. Bendza held executive roles in finance and international business at Northrop Grumman Corporation, a global aerospace and defense technology company. He also previously held mergers and acquisitions, capital markets, and corporate credit roles with global investment banks while based in the United States as well as overseas from 1998 to 2011.

Specific Attributes and Skills for Mr. Bendza:
Expertise	Discussion of Skills and Attributes
Relevant Industry Experience	Mr. Bendza gained extensive experience in large, complex, multi-industrial engineering and manufacturing companies while serving in leadership roles at Honeywell and Northrop Grumman.
Global Business Experience

Mr. Bendza has served in leadership roles specifically focused on international business. While at Northrop Grumman, Mr. Bendza served as Vice President of International Business with leadership responsibilities in Europe, Korea, Japan, Australia, the United Arab Emirates, and Saudi Arabia. Mr. Bendza also served as an expatriate advising companies on mergers & acquisitions and capital markets transactions in the Middle East and North Africa while an investment banker with Morgan Stanley.

Financial Expertise

Mr. Bendza developed financial expertise by serving as the Chief Financial Officer of Telos Corporation, through leadership roles in finance at Honeywell and Northrop Grumman, and through mergers & acquisitions, capital markets, and credit roles with large investment banks globally.

Financial Markets Experience

Mr. Bendza has gained substantial financial markets experience as the Chief Financial Officer of Telos Corporation and as the Head of Investor Relations for Honeywell as well as through the execution of numerous mergers & acquisitions, equity, and debt transactions throughout his career, including as an investment banker in the United States and overseas.

Strategic Planning and Execution Expertise

Mr. Bendza has considerable experience developing and executing strategic, operational, and financial plans as the Chief Financial Officer of Telos Corporation, through his business management and international roles at Northrop Grumman, and through numerous mergers & acquisitions transactions.

Directors Continuing in Service for Terms Expiring in 2027:
Dr. Suresh V. Garimella Age 61 Director since 2011	Current Position: Experience:

President, University of Arizona.

In October 2024, Dr. Garimella was appointed as the 23rd President of the University of Arizona, where he also holds an appointment as University Distinguished Professor of Aerospace and Mechanical Engineering. Dr. Garimella has made seminal contributions in electronics thermal management and energy efficiency and in sustainable energy systems technology and policy. He is an elected member of the National Academy of Engineering, and a Fellow of the National Academy of Inventors. He has served as a member of the National Science Board, and also chairs the research advisory board of Sandia National Laboratories.

Dr. Garimella came to Arizona after serving as President of the University of Vermont from 2019 to 2024. Prior to that, he was Goodson Distinguished Professor of Mechanical Engineering and Executive Vice President for Research and Partnerships, and Director of the Cooling Technologies Research Center (1999-2019) at Purdue University.

Dr. Garimella received his Bachelor of Technology from Indian Institute of Technology, Madras, India, his Master of Science from The Ohio State University, and his Ph.D. from the University of California at Berkeley, all in Mechanical Engineering.

Specific Attributes and Skills for Dr. Garimella:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership	Having served as president and in senior executive leadership roles at multiple universities, Dr. Garimella has successfully overseen and enhanced complex business operations.
Technological Expertise	Dr. Garimella is a renowned expert in electronics thermal management and heat transfer technology, which is central to the success of the Company.
Strategic Planning and Execution Expertise

As President, Dr. Garimella serves as the chief executive responsible for all academic, financial, legal, strategic, operational and reputational aspects of the University of Arizona. Previously, he was deeply engaged with the development and execution of the University of Vermont’s and Purdue University’s strategic plans and, in particular, the plans relating to significant growth in both universities’ research initiatives and partnerships, both within and outside the United States. In addition, Dr. Garimella has chaired for four years the National Science Board’s Committee on Strategy, which is responsible for setting short- and long-term strategy and objectives for the National Science Foundation. His role chairing the research advisory board for Sandia Labs also provides strategic planning for one of the nation’s top Department of Energy laboratories.

Christopher W. Patterson Age 71 Director since 2010	Current Position: Experience:

Retired.

Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America. Mr. Patterson served in this capacity from 2005 until his retirement in 2009. Prior to this, he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America LLC), and other international, commercial truck producers.

	Public Company Directorships:	Mr. Patterson is a past director of Finning International Inc., Vancouver, B.C. (Canada), having retired in February 2024.
Specific Attributes and Skills for Mr. Patterson:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership

Mr. Patterson gained his business operations leadership experience as President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s Board.

Relevant Industry Experience	Mr. Patterson has a significant understanding of commercial truck markets and the operations of global commercial vehicle Original Equipment Manufacturers (OEMs).
Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.
Corporate Governance Expertise

Mr. Patterson has significant corporate governance experience from his role as President and Chief Executive Officer of Daimler Trucks North America LLC. In addition, Mr. Patterson served on the board of another public company and served on the boards of several privately-held companies. In these board roles, Mr. Patterson served on audit and compensation committees, as well as a safety, environment, and social responsibility committee of a publicly traded company. Through these engagements, Mr. Patterson has gained a significant understanding of corporate governance matters.

Strategic Planning and Execution Expertise

Through his many roles at Daimler Trucks North America LLC, and particularly in his position as President and Chief Executive Officer, Mr. Patterson obtained significant experience in establishing and executing on that entity’s short- and long-term strategic plans.

Christine Y. Yan Age 59 Director since 2014	Current Position: Experience:

Retired.

Ms. Yan retired from Stanley Black & Decker, Inc., a global provider of hand tools, power tools, outdoor products as well as a leading provider of engineered fastening solutions, in November 2018. Ms. Yan held several executive roles with the company, including Vice President of Integration, Stanley Black & Decker, Inc.; President of Asia, Stanley Black & Decker, Inc.; President of Storage and Workspace Systems; integration leader of Stanley Engineered Fastening Group; President of the Americas business of Stanley Engineered Fastening; and President of Stanley Engineered Fastening’s Global Automotive business.

	Public Company Directorships:	ON Semiconductor Corporation; Ansell Limited; and Cabot Corporation
Specific Attributes and Skills for Ms. Yan:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership	Ms. Yan gained her business operations experience as the leader of various business units within Stanley Black & Decker, Inc.
Relevant Industry Experience

Ms. Yan gained experience in vehicular, electronics and general industrial sectors through her roles as President of Asia of Stanley Black and Decker, President of Americas and President of Global Automotive of Stanley Engineered Fastening.

Global Business Experience

Ms. Yan has gained a significant understanding of a variety of industrial markets through her experience as President of Asia, President of Storage and Workplace Systems, and President of Americas for Stanley Black & Decker, Inc.

Technological Expertise

Ms. Yan’s engineering background and past positions at Stanley Black & Decker, Inc. have provided her with significant exposure to and experience with technologically sophisticated business operations.

Corporate Governance Expertise

In addition to her tenure as a director of Modine, Ms. Yan serves on the board of three other public companies. She is the Chair of the Human Capital and Compensation Committee at Onsemi and Chair of the Human Resource Committee at Ansell Limited.

Strategic Planning and Execution Expertise	Ms. Yan has acquired substantial expertise in strategic planning as the leader of numerous significant business units within Stanley Black & Decker, Inc.

Directors Continuing in Service for Terms Expiring in 2026:
Eric D. Ashleman Age 58 Director since 2019	Current Position: Experience:

Chief Executive Officer and President of IDEX Corporation.

Mr. Ashleman became the Chief Executive Officer of IDEX Corporation in December 2020 after becoming President in February 2020. Since 2008, Mr. Ashleman has served in a variety of capacities at IDEX, which is a developer, designer and manufacturer of fluidics systems and specialty engineered products. Prior to becoming the Chief Executive Officer and President of IDEX Corporation, Mr. Ashleman served in the following capacities at IDEX: President of Gast Manufacturing; President, Gast Manufacturing and Global Dispensing; Vice President and Group Executive, Fire, Safety and Diversified Segment; Senior Vice President and Group Executive, Health and Science Technology, and Fire, Safety and Diversified Segments; Senior Vice President and Chief Operating Officer; and President and Chief Operating Officer. Prior to joining IDEX, Mr. Ashleman served as President of Schutt Sports from 2006 to 2008.

	Public Company Directorships:	IDEX Corporation
Specific Attributes and Skills for Mr. Ashleman:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership

Mr. Ashleman has acquired business operations leadership through his many roles at IDEX Corporation, and particularly in his current role as Chief Executive Officer and President, where he is responsible for leading and managing a diversified industrial company.

Relevant Industry Experience

Mr. Ashleman serves as Chief Executive Officer and President of IDEX Corporation, a global, diversified industrial company that manufactures for and sells into numerous markets also served by the Company, including the automotive, energy and industrial sectors.

Global Business Experience

Mr. Ashleman has acquired substantial global business experience through his roles with IDEX Corporation, and particularly in his current role as Chief Executive Officer and President, as he leads and manages a global, diversified industrial company.

Financial Expertise	Mr. Ashleman has acquired significant financial expertise through his roles at IDEX Corporation and through his previous role as President of Schutt Sports.
Corporate Governance Expertise

Through his roles at IDEX Corporation, including as a member of its Board of Directors, and through his previous role as President of Schutt Sports, Mr. Ashleman has obtained considerable corporate governance expertise.

Strategic Planning and Execution Expertise	Mr. Ashleman has developed short- and long-term strategic planning and execution expertise through his numerous roles at IDEX Corporation, and through his previous role as President of Schutt Sports.

Marsha C. Williams Age 74 Director since 1999	Current Position: Experience:

Retired.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010). Prior to joining Orbitz Worldwide, Inc., Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust. Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

Public Company Directorships:

Crown Holdings, Inc.

Ms. Williams was previously a Director for Fifth Third Bancorp from 2008-2025 and Davis Funds from 1999-2024 Chicago Bridge & Iron N.V. from 1999-2018, and for McDermott International Inc. from 2018-2020 following its acquisition of Chicago Bridge & Iron N.V. Ms. Williams is the former Chairperson and Lead director of the Fifth Third Bancorp Board of Directors.

Specific Attributes and Skills for Ms. Williams:
Expertise	Discussion of Skills and Attributes
Global Business Experience

Ms. Williams was an executive officer of Orbitz Worldwide, Inc. and has been a director of several public companies with global operations, including currently as a director of Crown Holdings, Inc. In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls, and human resources.

Financial Expertise

As Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., and Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams has served on the board of several public companies, including currently Crown Holdings, and is the former Lead Director of the Fifth Third Bancorp Board of Directors.
Financial Markets Experience

As the former Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, and former board member of Fifth Third Bancorp, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Ms. Williams has engaged in all facets of strategic planning and execution, particularly through her roles with Orbitz Worldwide, Inc. and Equity Office Properties Trust.

William A. Wulfsohn Age 63 Director since 2022	Current Position: Experience:

Retired.

Mr. Wulfsohn served as Chairman and Chief Executive Officer of Ashland Global Holdings, a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets, from 2015 to 2019. He was also a Director and Non-Executive Chairman of Valvoline Inc., a leading worldwide producer and distributer of premium-branded automotive, commercial and industrial lubricants and automotive chemicals, from 2016 until 2018. His prior employment includes strategic, M&A and international experience in senior roles, including President and Chief Executive Officer at Carpenter Technology Corporation, Senior Vice President, Coatings at PPG Industries and Vice President and General Manager – Nylon System at Honeywell International Inc.

Public Company Directorships:

Avient Corporation

Mr. Wulfsohn was chairman of the board of directors of Anzu SPAC I from 2021 to 2022, chairman of the board of directors of Ashland Global from 2015 to 2019, chairman of the board of directors of Valvoline from 2016 to 2018, and a director of Carpenter Technology from 2010 to 2014.

Specific Attributes and Skills for Mr. Wulfsohn:
Expertise	Discussion of Skills and Attributes
Business Operations Leadership	Mr. Wulfsohn acquired his business operations experience as the Chairman & CEO of Ashland Global Holdings and CEO of Carpenter Technology Corporation.
Global Business Experience	Mr. Wulfsohn acquired extensive executive and leadership experience through his roles with Ashland Global Holding which has extensive global business operations and PPG Industries.
Financial Expertise	Mr. Wulfsohn acquired significant financial expertise through his role at Ashland Global Holdings, where he led the IPO of Valvoline, and through his previous role at Carpenter Technology Corporation.
Corporate Governance Expertise

In his role as Chairman & CEO of Ashland Global Holdings, Mr. Wulfsohn has acquired significant experience in implementing effective corporate governance practices. He also led the establishment of an independent, public Valvoline corporation and is currently the Audit Committee chair of Avient Corporation.

Financial Markets Experience	As Chairman & CEO of Ashland Global Holdings and as CEO of Carpenter Technology, Mr. Wulfsohn had significant experience in financial markets and with investors.
Strategic Planning and Execution Expertise

Through his roles at Ashland Global Holdings, Carpenter Technology Corporation, Valvoline, PPG Industries and Honeywell, Mr. Wulfsohn acquired extensive experience in leading and implementing long- and short-term organizational strategies.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to its Amended and Restated Articles of Incorporation, its Bylaws, and the laws of the State of Wisconsin. Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements. The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the Board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Conduct

The Company’s Code of Conduct summarizes the compliance and ethical standards and expectations the Company has for all its employees (including the principal executive officer, principal financial officer, and principal accounting officer) and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Code of Conduct, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters. The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns regarding such matters in confidence and, if desired, anonymously. A copy of the Code of Conduct, and more information about the Business Ethics Program, is available on the Company’s website, www.modine.com. These materials are also available in print to any shareholder or other interested person upon request. If we make any substantive amendment to the Code of Conduct, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if the Board of Directors grants a waiver of the Code of Conduct to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Insider Trading Policy

Upon the recommendation of the Company’s Business Ethics Committee, and approval of the Board of Directors, the Company has adopted an Insider Trading Policy (the “Policy”) to promote compliance with laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Covered Individuals under the Policy include the Company’s and its subsidiaries’ employees, directors, certain family members of employees and directors, and certain entities influenced or controlled by an employee or director. The Company follows the principle that it cannot engage in transactions in its own securities while in possession of material nonpublic information. The Policy applies to transactions in Company securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue. The Policy generally states that no Covered Individual who is aware of Material Nonpublic Information (as defined in the Policy) relating to the Company may, directly, or indirectly: (i) engage in transactions in Company securities (except for certain transactions under the Company’s 401(k) Plan and in accordance with properly adopted Rule 10b5-1 plans); (ii) recommend to another the purchase or sale of Company securities, (iii) disclose Material Nonpublic Information, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of such information regarding the Company, or (iv) assist anyone engaged in the above activities. Additionally, to assist the Company in the administration of this Policy and to avoid the appearance of any impropriety, the Company has adopted: (i) pre-clearance procedures that must followed before directors and officers subject to Section 16 under the Securities Exchange Act of 1934, as amended, may engage in any transaction in Company securities, and (ii) blackout periods beginning on the first day of each fiscal quarter and ending on the morning of the second business day following the date of the public release of the Company’s earnings results for that quarter during which those individuals subject to the pre-clearance procedures may not engage in any transaction in Company securities. The Policy also prohibits Covered Individuals from engaging in: short sales, hedging transactions, short swing trading, pledging transactions, or standing and limit orders with respect to Company securities.

A copy of our Insider Trading Policy is incorporated into our Annual Report on Form 10-K for the year ended March 31, 2025.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the Board’s members be independent. The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director. At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE. The Governance Committee assesses independence regularly, and each director is responsible for bringing any changes in their status that may affect their independence to the attention of the Governance Committee. In addition, on an annual basis the directors complete a questionnaire prepared by the Company that is designed to elicit information that the Board uses to assess director independence. At least annually, the Board reviews the relationships that each director has with the Company. Only those directors that the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that all the current directors, other than Mr. Brinker, are independent within the meaning of the listing standards of the NYSE. The Board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards or any other business or other relationships with the Company that would preclude a determination of his or her independence. Mr. Brinker is not independent due to his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code requires that all officers, employees, and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company. Significant transactions with the Company’s officers, employees or directors, their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Moreover, the Company’s Conflicts of Interest Global Policy requires disclosure and pre-clearance with the Company’s Business Ethics Committee or, in the case of the officers of the Company, the Audit Committee of transactions in which an employee or director of the Company, or the immediate family of any employee or director of the Company, may be personally enriched.

Modine is a large global organization that engages in thousands of purchases, sales, and other transactions annually. Modine may enter into purchase and sale transactions with other companies, universities, and entities in which members of the Board of Directors are employed or of which they are members of the board of directors. Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms. The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2026.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify certain information about his or her immediate family and any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of

Modine) and that individual, his or her immediate family, or any entity with which he, she or such immediate family member is associated. All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate. In addition, the Company independently searches its records for potential transactions with known related parties. During fiscal 2025, the Board and the Audit Committee considered that Adrian Peace, Modine’s former President, Performance Technologies, was nominated in early 2025 to join the board of A.O. Smith Corporation. A.O. Smith is a customer of certain products sold by Modine in arm’s-length transactions in the ordinary course of business that predated Mr. Peace’s nomination as an A.O. Smith director. The Board and the Committee determined that this relationship was not material to either Modine or A.O. Smith and did not create a conflict of interest for Mr. Peace or the Company.

Board Chairperson

Marsha C. Williams was appointed Chairperson of the Board in October 2020, having served in the position of Lead Director since July 2013. The Chairperson of the Board presides over meetings of the shareholders, the Board of Directors, and executive sessions of the Board of Directors, and performs such other duties as directed by the Board of Directors and as listed in the Company’s Guidelines on Corporate Governance. The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability that Ms. Williams possesses and from her substantial business and corporate governance experience.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company. Management provides the Board with information regularly to keep the Board of Directors members apprised of identified risks. These risks, including financial, organizational, reputational, strategic, and cybersecurity risks, are reviewed and discussed with the Board as part of the business and operating review conducted at each of the Board’s regular meetings. As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees. The committees have oversight of risks that fall within their areas of responsibility. The Governance Committee has general oversight responsibility for risks related to the Company’s sustainability and corporate governance strategy and practices, except to the extent delegated to the Audit and Human Capital and Compensation committees, as discussed below under Sustainability Matters. The Audit Committee has primary oversight of the Company’s financial reporting, internal control, and compliance risks. The Human Capital and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs. Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Governance Committee considers prospective candidates for Board membership who are recommended by its members, as well as those recommended by management, shareholders and professional search firms hired by the Governance Committee. The Governance Committee may also decide to engage a professional search firm to assist in identifying qualified candidates. When such a search firm is engaged, the Governance Committee sets its fees and scope of engagement.

Once the Governance Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate. The Governance Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Governance Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In assessing candidates, the Board considers the required areas of expertise set forth above in the Board Skills

Matrix (business operations leadership; relevant industry experience; global business experience; financial expertise; technological expertise; corporate governance expertise; financial markets experience; and strategic planning and execution expertise, including mergers and acquisitions); additional attributes that are more specific to the Company’s strategic direction and business emphasis at any given point; and such additional factors as the individual’s education, contribution to the diversity of the Board, and other factors frequently encountered by a global business.

In choosing a candidate for Board membership, every effort is made to complement and supplement skills within the existing Board and to strengthen any identified areas. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee. If an interview is warranted, one or more members of the Board of Directors, and others as appropriate, will interview prospective nominees. After completing the evaluation and interview, the Governance Committee makes a recommendation to the Board regarding the nomination of a candidate, and the Board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is present at a meeting called for the election of directors and (i) was a beneficial owner of shares of Company common stock at the time of giving the notice described below and (ii) is entitled to vote at such meeting may nominate persons for election to the Board of Directors. Shareholders who desire to nominate a person or persons for election to the Board at the next annual meeting must comply with the notice, information and other requirements in the Company’s Bylaws, a copy of which is available from the Company’s Secretary. For consideration at the 2026 Annual Meeting of Shareholders, nominations must be received by the Secretary no earlier than April 23, 2026, and no later than May 23, 2026.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules for the 2026 Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by June 22, 2026.

Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board. The Governance Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a Board member (including the Chairperson) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552. In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence. The Secretary forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that the Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members. Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Audit Committee is responsible for, among other things, appointing, retaining, and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation. The Audit Committee also oversees management’s implementation of systems of internal controls; monitors the preparation of quarterly and annual financial reports by management; determines whether the independent registered public accounting firm is independent; and reviews management’s programs to monitor and address matters associated with compliance with the Company’s Code of Conduct. The functions of the Audit Committee are more fully described below in the Report of the Audit Committee in this proxy statement.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees. The Board of Directors has also determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Ms. Harper (the Chairperson of the Committee), Mr. Bendza, and Mr. Wulfsohn qualify as audit committee financial experts within the meaning of the SEC rules.

Human Capital and Compensation Committee

The Human Capital and Compensation Committee of the Board of Directors (the “HCC Committee”) is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and there are no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements. The charter of the HCC Committee is available on the Company’s website, www.modine.com.

The HCC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices. The HCC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Governance Committee and all the independent directors to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the Board on certain officer candidates; makes recommendations to the Board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its independent compensation consultant relating to director compensation and presents those recommendations to the Board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company. The HCC Committee has the authority to delegate the aforementioned responsibilities to subcommittees comprised of independent Board members.

Mr. Brinker, as President and CEO, recommends to the HCC Committee any compensation changes affecting the Company’s officers, including the named executive officers (“NEOs”), other than himself. Mr. Brinker presents to the HCC Committee the performance and leadership behavior goals and expectations of each such officer and their level of achievement and the Company’s performance during the fiscal year. The HCC Committee reviews Mr. Brinker’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company. Mr. Brinker has no role in setting his own compensation.

For fiscal 2025, the HCC Committee engaged Farient Advisors LLC (“Farient”) as its independent executive compensation consultant for part of the year and subsequently retained Meridian Compensation partners LLC (“Meridian”) for the latter part of the year. Each of Farient and Meridian report directly to the HCC Committee and provide no services to the Company. The HCC Committee determined that both Farient and Meridian are independent under the NYSE Listing Standards. Representatives of Farient and Meridian attend meetings of the HCC Committee upon invitation by the Chair of the HCC Committee, either by phone or in person, and communicate with the Chair between meetings as necessary. In fiscal 2025, Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the Company’s self-selected Compensation Peer Group (as discussed in the Compensation Discussion and Analysis, below) and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance. The HCC Committee considered Farient’s analyses in making its decisions; however, the HCC Committee made all decisions regarding the compensation of Modine’s officers, including its NEOs (except for the CEO, whose compensation is set by the full Board). Additionally, Farient regularly updated the HCC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels. Meridian will perform these same duties for the HCC Committee for fiscal 2026.

Corporate Governance and Nominating Committee

The Governance Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Conduct; oversees the Company’s overall sustainability framework and assists the Board in providing guidance and oversight concerning sustainability strategy; develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; supervises the Board’s annual self-evaluation; and works with the HCC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO. The Governance Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors. The charter of the Governance and Nominating Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction regarding technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation. The charter of the Technology Committee is available on the Company’s website, www.modine.com.

HCC Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or HCC Committee. None of the members of the HCC Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

Board Meetings and Committees

The Board of Directors held six meetings during the fiscal year ended March 31, 2025, and had the following four standing committees: Audit; Human Capital and Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the Board selects the members of each of the committees. All incumbent directors attended at least 75 percent of the aggregate of the Board meetings and meetings of committees on which they served during fiscal 2025 while such director served on the Board or the committees. The CEO of the Company is not a standing member of any Board Committee, but regularly attends Committee meetings at the discretion of the respective Committee Chair.

The following table lists the members of each of the standing committees and the number of meetings held by each committee during fiscal 2025:

Name	Audit	HCC	Governance	Technology
Eric D. Ashleman			X	X
Mark Bendza	X
Neil D. Brinker
Suresh V. Garimella		X		Chair
Katherine C. Harper	Chair	X
Christopher W. Patterson	X	Chair
Marsha C. Williams			X
David J. Wilson		X	X
William A. Wulfsohn	X		X	X
Christine Y. Yan			Chair	X
Total Number of Meetings	8	4	3	2

Attendance at the Annual Meeting. Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings. All of the directors who were members of the Company’s Board in August 2024 attended the 2024 Annual Meeting of Shareholders.

SUSTAINABILITY MATTERS

The Board of Directors has overall responsibility for risk oversight for the Company but has delegated certain responsibilities to its committees. In the case of sustainability matters, the committees share oversight responsibility. As described in its charter, the Governance Committee oversees the Company’s overall sustainability framework and assists the Board in providing guidance and oversight concerning strategy, risk management, opportunities, major capital expenditures, and investment connected to such matters. The Audit Committee reviews and approves the Company’s sustainability initiatives, metrics, tracking and reporting, and monitors the Company’s progress with respect to such initiatives and metrics. The HCC Committee reviews and approves the Company’s initiatives, metrics, and disclosures concerning human capital management, including employee engagement, inclusion and belonging, pay equity, employment practices and culture.

We believe management’s leadership and engagement with our Board of Directors is critical to advancing our sustainability platform and implementing our companywide strategy. Management leadership is provided by our Sustainability Steering Committee comprised of our Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Human Resources Officer, and the presidents of our Climate Solutions and Performance Technologies segments. Our corporate Sustainability function sits within our Legal Department and is led by our General Counsel. We advance our sustainability strategy through collaboration with our business and operations leaders, subject matter experts, and corporate functions, including Environmental Health & Safety, Human Resources, Procurement, and Regulatory & Compliance.

As exemplified by our purpose of Engineering a Cleaner, Healthier World™, we are committed to advanced technology solutions with sustainable impacts because we understand the business imperative to help improve the environment, conserve resources, and reduce our carbon footprint. Modine continues to implement this strategy though our 80/20 analysis – by reducing complexity and sunsetting inefficient processes and by investing our resources and human capital in those areas of the business where we have longer-term opportunities to make a difference.

The Company’s latest Sustainability Report is available on the Investors page and the Company’s sustainability webpage, both found on our website at www.modine.com.

We will continue to evolve in our sustainability journey with a focus on sustainable outcomes where we can have the most impact. Significant highlights from fiscal 2025 include:

●	Continuing efforts to reduce water and energy consumption in data centers, improving air quality in schools and businesses, lowering harmful emissions, and enabling cleaner-running vehicles, and using more environmentally friendly refrigerants.
●	Setting new companywide targets to reduce carbon footprint, energy and water usage, and waste in our global operations and facilities.
●	Furthering our engagement with customers and suppliers regarding our shared sustainability goals and priorities.
●	Supporting the health, safety, and well-being of people through dedicated focus and continuous improvement.
●	Continuing to invest in our information technology security organization by implementing new security tools and capabilities, creating cybersecurity policies, standards, and processes, and adding internal resources.
●	Joining the United Nations Global Compact, the world’s largest voluntary corporate sustainability initiative.

This is important work and there is much to be done. Our organizational structure, purpose and fully aligned leadership team are committed to doing our part to create a cleaner, healthier world.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of June 23, 2025, by persons known by the Company to beneficially own more than five percent of the outstanding shares:

	Number of Shares
	Owned and
Name and Address of Owner (1)	Nature of Interest	Percent of Class

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	5,248,193	10.00

FMR LLC (3) 245 Summer Street Boston, MA 02210	3,879,387	7.39

BlackRock Fund Advisors (4) 400 Howard Street San Francisco, CA 94105	3,842,688	7.32
(1)

The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided. The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)

Based on Amendment No. 12 to Schedule 13G filed under the Exchange Act on June 5, 2025, The Vanguard Group has the shared power to vote or direct the vote of 60,446 shares, the sole power to dispose or direct the disposition of 5,125,293 shares, and shared power to dispose or direct the disposition of 122,900 shares.

(3)

Based on Amendment No. 1 to Schedule 13G filed under the Exchange Act on February 12, 2025, FMR LLC has the sole power to vote or direct the vote of 3,870,104 shares and the sole power to dispose or direct the disposition of 3,879,387.26 shares.

(4)

Based on Amendment No. 14 to Schedule 13G filed under the Exchange Act on April 17, 2025, BlackRock, Inc. and certain subsidiaries and affiliates of BlackRock, Inc. have the sole power to vote or direct the vote of 3,785,245 shares and the sole power to dispose or direct the disposition of 3,842,688 shares.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of June 23, 2025, by:

●	Each director, director-nominee and “named executive officer” (as described below under Compensation Discussion and Analysis); and
●	all directors and executive officers of the Company as a group.

		Options	Held in	Restricted Stock
		Exercisable	401(k)	Units vesting
	Direct	within 60 days of	Retirement	within 60 days of		Percent of
Name	Ownership	June 23, 2025	Plan	June 23, 2025	Total (1)	Class

Eric D. Ashleman	54,881	—	NA	1,320	56,201	*
Mark Bendza	—	—	NA	—	—	*
Suresh V. Garimella	93,791	—	NA	1,320	95,111	*
Katherine C. Harper	14,109	—	NA	440	14,549	*
Christopher W. Patterson	69,062	—	NA	440	69,502	*
Marsha C. Williams	144,038	—	NA	2,412	146,450	*
David J. Wilson	6,109	—	NA	1,320	7,429	*
William A. Wulfsohn	5,957	—	NA	1,320	7,277	*
Christine Y. Yan	71,974	—	NA	1,320	73,294	*
Neil D. Brinker	242,631	122,476	—	—	365,107	*
Michael B. Lucareli	117,868	94,802	971	—	213,641	*
Eric S. McGinnis	38,542	23,312	—	—	61,854	*
Adrian I. Peace	24,575	20,456	—	—	45,031	*
Erin J. Roth	639	—	—	—	639	*
Brian J. Agen	85,241	57,514	1,474	—	144,229	*

All directors and executive officers as a group (15 persons)	969,417	318,560	2,445	9,892	1,300,314	2.48
*	Represents less than one percent of the class.
(1)

Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 23, 2025, and restricted stock units that vest within 60 days of June 23, 2025. Such information is not necessarily to be construed as an admission of beneficial ownership.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the Board. Effective August 2024, non-employee directors, including the Chairperson of the Board, are entitled to receive the following compensation for Board service: an annual retainer of $105,000, payable in equal quarterly installments; an additional annual retainer of $15,000 for acting as Chair of the HCC Committee, an additional annual retainer of $12,000 for acting as Chair of the Governance Committee, an additional annual retainer of $9,000 for acting as Chair of the Technology Committee, and an additional annual retainer of $20,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings; and travel-accident and director and officer liability insurance.

The Amended 2020 Incentive Compensation Plan (the “2020 Incentive Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors. Under the 2020 Incentive Plan, the maximum value of stock awards that can be granted to a non-employee director per year is $300,000. The Board or the HCC Committee, as applicable, has broad discretionary authority to set the terms of awards under the 2020 Incentive Plan. It is the current practice of the Board to evaluate compensation and make grants of restricted stock units to each non-employee director annually. For the 2025 fiscal year, non-employee directors, including the Board Chairperson, were each entitled to receive a stock award of approximately $145,000. The Chairperson was also entitled to additional equity compensation with a value of approximately $120,000 in recognition that, among other duties, she generally attends all meetings of the Board’s committees and regularly meets with our CEO, other directors and other members of management outside of scheduled Board and committee meetings. Consistent with this, in August 2024, the Company granted each non-employee director of the Company (other than Ms. Williams, the Chairperson) 1,320 restricted stock units, and granted Ms. Williams 2,412 restricted stock units. All such grants will vest one year from the date of grant, contingent upon the director’s continued service on the Board.

Directors have the option of deferring either or both of their cash fees and/or equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. For cash compensation, the directors may elect to defer up to 100 percent of their annual retainer and fees into the Modine Manufacturing Company Directors Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in permitted mutual funds. The directors’ deferred compensation accounts are unsecured obligations of the Company. Distributions commence following termination of service as a director.

For fiscal 2025, the directors were entitled to defer their equity compensation by electing in advance to defer the settlement date of their restricted stock units until a director’s termination of service or a fixed date. Absent such an election, the restricted stock units are settled on the one-year anniversary of the grant date. Messrs. Ashleman, Patterson and Wulfsohn, Mses. Harper and Yan all elected to defer the settlement date of their August 2024 restricted stock unit awards until a later date.

2025 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2025:

	Fees Paid in	Stock Awards	Change in Pension
Name	Cash ($)	($)(1)(2)	Value ($)(3)		Total ($)

Eric D. Ashleman	103,750	144,976	NA		248,726
Mark Bendza (4)	52,500	0	NA		52,500
Suresh V. Garimella	112,750	144,976	NA		257,726
Katherine C. Harper	123,750	144,976	NA		268,726
Christopher W. Patterson	118,750	144,976	NA		263,726
Marsha C. Williams	103,750	264,910	0	(5)	368,660
David J. Wilson	103,750	144,976	NA		248,726
William A. Wulfsohn	103,750	144,976	NA		248,726
Christine Y. Yan	115,750	144,976	NA		260,726
(1)

In August 2024, all of the independent directors at that time, other than Ms. Williams, were granted 1,320 shares of restricted stock units. As explained above, the Company granted 2,412 shares of restricted stock units to Ms. Williams at the same time.

(2)

Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2025.

(3)

Represents the change in pension value between the end of fiscal 2024 and the end of fiscal 2025 under the Modine Manufacturing Company Director Emeritus Retirement Plan. The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director. The retirement benefit continues for the period of time equal in length to the duration of the director’s Board service. If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit. In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable to such director under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine. Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it. Ms. Williams accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

(4)	Mr. Bendza joined the Board in October 2024.
(5)	The change in pension value for Ms. Williams was ($37).

Share Ownership Guidelines - Directors

The Board maintains share ownership guidelines for incumbent members of the Board of Directors. The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board should have a meaningful personal investment in the Company. Shares of Company common stock, either restricted or unrestricted, including any deferred by a director in accordance with the Company’s Non-Employee Director Compensation Policy, count toward the guideline figures. The current guidelines generally provide that, five years after joining the Board, directors are expected to hold shares of Company common stock with a value of at least five times the value of the director’s current annual cash retainer. All directors are currently in compliance with these guidelines. The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2025, the HCC Committee assessed each element of compensation – base salary, and short- and long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking. The HCC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company and balance short-term results with longer-term results in the interests of shareholders. The HCC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s Principal Executive Officer, Principal Financial Officer, and certain other highly compensated executive officers, as described in the Summary Compensation Table on page 44. In the discussion below, we refer to this group of executives as the NEOs. This group includes the executive officers for whom specific compensation disclosure is required under the rules of the SEC. This group includes the following current executive officers:

●	Neil D. Brinker, President and Chief Executive Officer;
●	Michael B. Lucareli, Executive Vice President, Chief Financial Officer;
●	Eric S. McGinnis, President, Climate Solutions;
●	Adrian I. Peace, former President, Performance Technologies;
●	Erin J. Roth, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer; and
●	Brian J. Agen, Vice President, Chief Human Resources Officer.

The compensation for the NEOs is listed in the tables on pages 44 through 52 of this proxy statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do, and how executive compensation fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The HCC Committee seeks to pay our NEOs fairly and to align executive compensation with the Company’s performance. The HCC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The HCC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company. The HCC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation. Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility, and sustained individual performance. The annual short-term cash incentive is intended to reward recipients for achieving annual operating goals critical to the Company’s short- term business objectives. The equity and performance cash portions of the compensation package provide incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executives for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2025 Financial Performance and Strategic Highlights

The HCC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2025.

●	This fiscal year, the Company launched a new vision statement, “Always evolving our portfolio of products in pursuit of highly engineered, mission-critical thermal solutions.” This vision reflects the transformation of the Company for enduring success well into the future.
●	Fiscal 2025 was a record year for the Company, with the highest sales ($2.6B; +7%) and net earnings ($186M; +14%) in our history.
●	The Company reported a record-breaking adjusted EBITDA ($392M; +25%).
●	The Company generated $213 million of cash flow from operating activities and $129 million of free cash flow.
●	Climate Solutions net sales increased 30 percent from the prior year, driven by an increase in sales of data center cooling products. Adjusted EBITDA increased $95 million, or 45 percent, to $303 million, resulting in an adjusted EBITDA margin of 21 percent.
●	Sales of data center cooling products increased 119 percent to $644 million and included both incremental sales from the acquired Scott Springfield Manufacturing business and significant organic sales growth.
●	The Performance Technologies segment achieved gross margin improvement despite weakening end markets.
●	Performance Technologies’ adjusted EBITDA increased $5 million, or 3 percent to $157 million. Driven by streamlined operations and reduced costs, Performance Technologies’ adjusted EBITDA margin was 13.5 percent, a 200 basis point improvement from the prior year.

For a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow, which are non-GAAP financial measures, to the most directly comparable GAAP financial measures, please refer to the section titled “Non-GAAP Reconciliations” included in Appendix A to this proxy statement.

Fiscal 2025 Compensation Highlights

The HCC Committee’s actions in fiscal 2025 included the following:

●	Set CEO and CFO compensation at or near the median of Modine’s Compensation Peer Group and the median of a broad survey of manufacturing companies.
●	Approved three distinct incentive plans under the fiscal 2025 Management Incentive Plan (“MIP”) relative to the Company as a whole and each of the business segments.
●	Approved Adjusted EBITDA Margin and Adjusted EBITDA Growth as the performance metrics for all plans under the fiscal 2025 MIP. These performance goals drive alignment with the key priorities of the Company’s 80/20 transformation initiative. Additionally, these two measures correlate with Total Shareholder Return, aligning the Company’s MIP measures with shareholder interests.

●	Approved Average Cash Flow Return on Invested Capital (“Cash Flow ROI”) and Average Annual Adjusted EBITDA Growth as the performance metrics for the Long-Term Incentive Plan (the “LTIP”) for fiscal 2025.
●	Adjusted potential payout ranges under MIP and LTIP from 10% - 200% of target to 25% - 250% of target and required significantly more rigorous performance for enhanced upside payout opportunity. This further aligns with our Pay for Performance culture and incentivizing upper quartile performance.
●	Approved special performance-based grants (the “Retention Grants”) for NEOs other than the CEO, requiring both achievement of certain gross margin targets in FY26 and each NEOs continued employment beyond the performance period.

Shareholder Advisory Vote on Executive Compensation

A nonbinding advisory vote on the compensation of the Company’s NEOs received the affirmative vote of over 94 percent of the shares represented at the 2024 Annual Meeting of Shareholders, demonstrating very strong support for the Company’s executive compensation program. The Company and HCC Committee are mindful of the results of the shareholder advisory vote and take the advisory vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program, and disclosure. For example, the Company has continued its ongoing efforts to be fully transparent about the link between pay and performance in its Pay for Performance discussion immediately below. In addition, during one-on-one conversations, sponsored road shows, and other regular communications with shareholders, the Company routinely discusses its performance in the context of underlying incentive compensation metrics and emphasizes management’s active use of those same metrics in the Company’s daily operations.

Pay for Performance

The HCC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company. To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The HCC Committee further supports this objective with a strong pay-for-performance philosophy.

The key elements of the Company’s executive compensation program that support the pay-for-performance philosophy include:

●	A median compensation positioning strategy that targets total pay as well as each element of compensation at the median of the market, and allows actual compensation to vary from the median based on higher or lower performance, i.e., above median for above-market performance and below median for below-market performance;
●	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;
●	Use of performance measures for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;
●	A significant weighting on long-term incentives, particularly performance stock (“PS”) or cash; and
●	Share ownership guidelines (described on page 41), requiring that executives be meaningfully invested in the Company’s common stock, and therefore be personally invested in the Company’s performance.

Market Benchmarking of Executive Pay

The HCC Committee has historically used a peer group, to which we refer in this proxy statement as the “Compensation Peer Group,” to target total pay and each element of compensation at the median of such Compensation Peer Group and at the median of a broad survey of manufacturing companies, weighted equally, for the CEO and CFO. For the other NEOs, the HCC Committee has used a broad survey of manufacturing companies to target total pay and each element of compensation at the median of that survey and uses such survey data because the publicly available Compensation Peer Group information does not provide adequate data for such other NEO positions. The HCC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market. Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Compensation Peer Group

The HCC Committee uses the publicly available Compensation Peer Group data to assist in the evaluation of the compensation levels of the Company’s CEO and CFO, and the Company’s compensation practices generally. In addition to data disclosed in proxy filings of Modine’s Compensation Peer Group, the Compensation Peer Group data is supplemented with relevant proprietary survey sources to analyze the competitiveness of executive pay levels and program designs, and as noted above, to provide data to set compensation levels for the other NEOs when the Compensation Peer Group data does not provide sufficient data for the other NEO positions.

The HCC Committee reviewed the Compensation Peer Group composition used to set pay for fiscal 2025; and determined to make no changes from the Compensation Peer Group utilized in fiscal 2024:

AAON Inc.	Hubbell Incorporated	Standex International Corporation
Allison Transmission Holdings, Inc.	ITT Inc.	Stoneridge, Inc.
A.O. Smith Corporation	Lennox International Inc.	The Timken Company
Commercial Vehicle Group, Inc	Mueller Industries, Inc.	Titan International, Inc.
Donaldson Company, Inc.	nVent Electric plc	Woodward Inc.
Enerpac Tool Group Corp.	Regal Rexnord Corporation
EnerSys inc.	SPX Corporation

As a group, these peers have characteristics and markets like those of the Company. These characteristics and markets are as follows:

●	U.S.-headquartered companies traded on major U.S. exchanges involved in these industries: industrial machinery; construction machinery and heavy trucks; agriculture and farm machinery; auto parts and equipment (<50% revenue from automotive); electrical components and equipment; and building products (HVAC-related);
●	Companies with revenue between $900 million and $6.0 billion, with proxy pay data size adjusted to approximate pay for a company with revenue of $2.4 - $2.6 billion as estimated at the time of the executive pay benchmarking used to set fiscal 2025pay; and
●	Technology- and capital-intensive companies with a strong focus on OEM suppliers and thermal management solutions, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., Heating, ventilation, air conditioning, and refrigeration “HVAC&R”)

arena and substantial exposure in the international marketplace (international revenue of at least 20% for vehicle industry companies).

Likewise, the other supplemental survey data sources utilized by the HCC Committee include data of manufacturing companies of similar revenue size to Modine. The HCC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact. The HCC Committee does not use the survey data in a formulaic or prescriptive manner. If the compensation of a particular NEO materially deviates from the market median in the survey for the same role, the HCC Committee takes the survey information into account when setting base salary, short-term and long-term incentive target values, but also exercises its discretion based on the individual’s performance, tenure, experience, and changes in job responsibilities.

Description of Executive Compensation Program

The HCC Committee sets the compensation philosophy at Modine in a manner intended to promote the Company’s achievement of its short- and long-term financial goals and encourage its executive officers to act as owners of the Company. In addition, the HCC Committee focuses on attracting and retaining employees who are qualified, motivated, and committed to excellence. The HCC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.

The HCC Committee’s actions are guided by the following principles:

●	Compensation is a primary factor in attracting and retaining employees, and the Company can only achieve its goals if it attracts and retains qualified and highly skilled people;
●	All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (both equity- and cash-based), are set to levels that the HCC Committee believes ensure that executives are fairly, but not excessively, compensated;
●	Strong financial and operational performance is expected, and shareholder value must be preserved and enhanced over time;
●	Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as retention or performance-based stock awards, stock options and cash awards;
●	The Company continued to use 80/20 principles in fiscal 2025 to reduce complexity, improve pricing discipline and improve segment profitability. The fiscal 2025 MIP was designed to develop segment-specific incentive plans, and a corporate-wide plan for the Company’s corporate functional employees; and
●	The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to the Performance Peer Group companies, so that in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the HCC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and is compensated generally based upon the same factors as the other NEOs. However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the compensation of other NEOs. Mr. Brinker’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility for the strategic direction and financial and operational results of the Company. Given the President and Chief Executive Officer’s key role in policy- and decision-making, the HCC Committee believes that the CEO’s compensation should be weighted more heavily toward long-term incentive awards, so the CEO’s compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2025

The following is a summary of the elements of the Company’s executive compensation program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2025
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Attract and retain key personnel; reward for individual performance	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility
Management Incentive Plan		Motivate and reward for achieving objectives	Annual	Adjusted EBITDA Margin % (50%) Adjusted EBITDA Growth (50%)
Long-Term Incentive Plan		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year performance period with payout upon results certification	Three-year average Cash Flow ROI (50%) Three-year Average Annual Adjusted EBITDA Growth (50%)
Performance Share Awards (80%)
Restricted Stock Unit Awards (20%)		Reward employees for their continued commitment to the Company	3-year ratable vesting starting on 1st anniversary of grant	Retention
2025 Special Performance-Based Retention Grants		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year “cliff” vesting period, with payout only if performance target is met	12-month trailing Gross Margin goal for Fiscal 2026

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance. Individual performance, based upon achievement of annual performance objectives and demonstration of leadership behaviors as reflected in each employee’s performance development plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the HCC Committee and, for the NEOs other than the CEO, the CEO. The determination of base salary affects every other element of executive compensation because all of the other components, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are based on the amount of the individual’s base salary. The HCC Committee annually reviews base salaries of the NEOs to ensure that the compensation levels are aligned with the HCC Committee’s principles, based on individual responsibility, performance, and job scope.

The HCC Committee increased each NEO’s base salary in fiscal 2025. The percentage increase for each NEO was based upon both subjective and objective criteria, including the individual performance of each NEO, the length of tenure in their current positions, and their respective compensation relative to the market midpoint for their respective functions.

The table below illustrates the base salary for each NEO in fiscal 2025, with increases effective in July 2024.

		Fiscal 2025
Name	Prior Salary	Approved Base Salary

Mr. Brinker	$1,050,000	$1,150,000
Mr. Lucareli	$630,000	$680,500
Mr. McGinnis	$500,000	$540,000
Mr. Peace	$500,000	$540,000
Ms. Roth	$440,000	$475,000
Mr. Agen	$420,000	$453,500

Management Incentive Plan

The Management Incentive Plan (“MIP”) is Modine’s broadly applicable short-term, performance-based cash award plan designed to motivate and reward the Company’s leaders. All NEOs participate in the MIP. The HCC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return. The HCC Committee believes the MIP metrics should be challenging, but achievable, and well-defined so they are understood by the MIP participants and, accordingly, actively drive results.

For fiscal 2025, the HCC Committee increased the payout percentage at threshold achievement levels from 10% to 25% of Target, and also increased the payout percentage at the maximum achievement levels from 200% to 250% of Target. In approving these enhancements, the HCC Committee reaffirmed its commitment to linking higher payout potential to clearly defined and exceptionally rigorous performance expectations. The elevated threshold and maximum payout opportunities require achievement of significantly more ambitious performance goals, which are designed to align executive incentives with exceptional shareholder outcomes.

The Company approved three distinct plans under the MIP for fiscal 2025: (1) a Corporate plan based on the metrics of the Company as a whole, (2) a plan specific to the metrics of the Climate Solutions business segment, and (3) a plan specific to the metrics of the Performance Technologies business segment. All the NEOs participate in the general corporate plan regarding the MIP for fiscal 2025. Mr. McGinnis and Mr. Peace also participate in the appropriate segment-specific plan, with participation in the Corporate and segment-specific plans weighted equally 50/50.

Within each of the three plans, the HCC Committee approved the continued use of two independent and equally-weighted performance goals: the Adjusted EBITDA Growth and Adjusted EBITDA Margin metrics.

Adjusted EBITDA Growth is a percentage change calculated as follows:

Adjusted EBITDA for FY2025 – Adjusted EBITDA for FY2024

Adjusted EBITDA for FY2024

Adjusted EBITDA Margin is calculated as follows:

Adjusted EBITDA for FY2025

FY2025 Net Sales

For purposes of calculating these metrics, “Net Sales” is that amount as reported externally in the Company’s audited financial statements and, “Adjusted EBITDA” represents “Operating Income” plus “Depreciation and Amortization Expenses”, both as reported in the Company’s audited financial statements, plus or minus “Permitted Adjustments.” Permitted Adjustments include: restructuring-related expenses, the impact that a significant acquisition or divestiture may have on MIP performance metrics, acquisition-and divestiture-related costs and adjustments and certain other unusual, non-recurring or extraordinary gains or charges, as well as the impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods. The HCC Committee’s charter permits the Committee to agree to disregard any Permitted Adjustments if, in the HCC Committee’s assessment, disregarding any of them would result in an award that is inconsistent with the spirit and intent of the plan, and at variance with the unadjusted results from the perspective of the shareholders.

Notwithstanding any of the foregoing, the HCC Committee has the discretion to reduce, but not to increase, the amounts otherwise payable under the MIP.

The HCC Committee chose to continue to use the Adjusted EBITDA Margin because the focus on margin and earnings growth fully aligns the MIP with the Company’s key priorities and chose to continue to use the Adjusted EBITDA Growth metric to incentivize increased earnings and shareholder return. In addition, the HCC Committee believes that these two measures are closely correlated with Total Shareholder Return, aligning the Company’s MIP measures with shareholder interests. The HCC Committee considered the Company’s evolving business strategy, as well as seven years of historical performance results for the Performance Peer Group companies, when setting the Adjusted EBITDA Margin and Adjusted EBITDA Growth goals. With the maximum payout amount increased to 250% of Target under the FY25 MIP, the HCC Committee also set the maximum EBITDA Margin and Adjusted EBITDA Growth goals at performance levels that would require exceptional performance as compared to historical and peer benchmarks. This reflects the HCC Committee’s philosophy that maximum payouts should only be earned for performance that is truly exceptional.

Assuming achievement of the Target level for each metric, the NEOs would receive MIP payments equaling the following percentages of base salary:

MIP Target Payout for NEOs (Percentage of Base Salary)
Mr. Brinker	140%
Mr. Lucareli	85%
Mr. McGinnis*	75%
Mr. Peace*	75%
Ms. Roth	70%
Mr. Agen	70%
*

For Mr. McGinnis and Mr. Peace, 50% of the target payout would be attributable to the Corporate MIP plan with the remaining 50% of the target payout attributable to the Climate Solutions and Performance Technologies segment MIP plans, respectively.

Assuming Threshold achievement for each metric under each plan, each of the NEOs would receive 25 percent of the Target amount. Assuming Maximum level achievement for each metric, each of the NEOs would receive 250 percent of the Target amount. The Company pays amounts between the Threshold and Target and/or between Target and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

For fiscal 2025, the HCC Committee increased Mr. Brinker’s Target MIP payout from 125% to 140%, Mr. Lucareli’s from 75% to 85%, Messrs. McGinnis and Peace from 70% to 75%, Mr. Agen from 65% to 70%, and Ms. Roth from 60% to 70%, in each case, to more closely align the NEO’s MIP incentive pay opportunity with competitive market practice.

Listed below are the FY25 MIP performance targets approved by the HCC Committee, as well as the Company’s actual FY25 performance against each goal.

Corporate FY25 MIP plan:

	Weight	Threshold	Target	Maximum	Actual
Adjusted EBITDA Margin	50%	9.5%	12.5%	≥15.0%	15.2%
Adjusted EBITDA Growth	50%	5.5%	10.0%	≥25.0%	24.8%
Payout as a % of Target	N/A	25%	100%	250%	249%

Climate Solutions FY25 MIP Plan (only applicable to Mr. McGinnis):

	Weight	Threshold	Target	Maximum	Actual
Adjusted EBITDA Margin	50%	12.5%	15.0%	≥20.5%	20.5%
Adjusted EBITDA Growth	50%	5.5%	10.0%	≥25.0%	44.7%
Payout as a % of Target	N/A	25%	100%	250%	250%

Performance Technologies FY25 MIP Plan (only applicable to Mr. Peace):

	Weight	Threshold	Target	Maximum	Actual
Adjusted EBITDA Margin	50%	9.5%	11.5%	≥14.0%	13.4%
Adjusted EBITDA Growth	50%	5.5%	10.0%	≥25.0%	6.0%
Payout as a % of Target	N/A	25%	100%	250%	124%

As a result of the Company’s performance in FY25, the NEOs earned the following MIP payouts:

	Corporate MIP		Segment MIP		Aggregate Performance
	Actual	Actual	Actual	Actual
	Performance -	Performance -	Performance -	Performance -
	Adjusted	Adjusted	Adjusted	Adjusted	Aggregate	Payout
	EBITDA Margin	EBITDA Growth	EBITDA Margin	EBITDA Growth	Performance	Earned
Mr. Brinker	15.2%	24.8%	N/A	N/A	249% of Target	$3,921,989
Mr. Lucareli	15.2%	24.8%	N/A	N/A	249% of Target	$1,413,632
Mr. McGinnis*	15.2%	24.8%	20.5%	44.7%	249.5% of Target*	$991,815
Mr. Peace*	15.2%	24.8%	13.4%	6.0%	186.5% of Target*	$741,377
Ms. Roth	15.2%	24.8%	N/A	N/A	249% of Target	$812,716
Mr. Agen	15.2%	24.8%	N/A	N/A	249% of Target	$775,894
*

For Mr. McGinnis and Mr. Peace, 50% of the MIP payout is attributable to the Corporate MIP plan with the remaining 50% of the target payout attributable to the Climate Solutions and Performance Technologies segment MIP plans, respectively. The actual Adjusted EBITDA performance amounts shown in the segment MIP columns were determined for purposes of the MIP prior to the final allocation of the related expense to the respective segments and, as a result, vary immaterially from the final Adjusted EBITDA performance reported by the Company.

Long-Term Incentive Plan

Long Term Incentive Plan (“LTIP”) of the Company’s executive compensation program is intended to attract, retain, and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year. Long-term compensation may be equity or cash-based, or a combination of each, and in any event, is structured so that the interests of the Company’s executive officers and other key employees are directly aligned with the interests of shareholders. The LTIP provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Grants under the LTIP Commencing in Fiscal 2025 and Ending in Fiscal 2027

In fiscal year 2025, the HCC Committee approved a LTIP consisting of a mix of performance share awards (“PSs”) (80% of the LTIP) and restricted stock unit awards (“RSUs”) (20% of the LTIP), reflecting the Company’s pay-for-performance philosophy and executive compensation that aligns with long-term shareholder value creation. The amount of any LTIP award is based on a percentage of the executive’s base salary, as described in more detail below. The HCC Committee believes that the mix of PS and RSU awards encourages the retention of strong executive talent, while also encouraging these executives to drive long-term Company performance.

Determining LTIP Award Values

The HCC Committee established the target LTIP grant value for each NEO (with the board also approving Mr. Brinker’s award), based on a percentage of base salary. The LTIP target grant value established for each of the NEOs for fiscal year 2025 was as follows:

	LTIP Target Award Value	Target Award Value
	(as % of Base Salary)	in Dollars ($)
Mr. Brinker	450%	$5,175,000
Mr. Lucareli	220%	$1,497,100
Mr. McGinnis	165%	$891,000
Mr. Peace	165%	$891,000
Ms. Roth	140%	$665,000
Mr. Agen	140%	$634,900

The percentages for each NEO increased from fiscal year 2024 to better align this compensation element with external benchmark data, including the Compensation Peer Group data and the Database.

To determine the total number of RSUs and PSs to grant to each NEO, we divide the LTIP Target award value set forth above by the closing price of our Common Stock on the date of grant, and then we grant 80% of that amount as PSs and the other 20% as RSUs. Note that the amount reported in the “Stock Awards” column of the Summary Compensation Table reflects the grant date fair value of the RSUs and PSs determined in accordance with FASB ASC Topic 718, which may be different from the target grant values reported above. The table below sets forth the number of RSUs issued to each NEO in fiscal 2025 as well as the number PSs that would be earned upon achievement of each of Threshold, Target and Maximum performance levels at the end of the Performance Period (March 31, 2027):

		Performance Share Awards
	Shares of
	Restricted Stock
	Units (#)	Threshold	Target	Maximum
Mr. Brinker	9,974	9,974	39,896	99,740
Mr. Lucareli	2,885	2,886	11,542	28,855
Mr. McGinnis	1,717	1,717	6,869	17,173
Mr. Peace	1,717	859	3,435	8,588
Ms. Roth	1,282	1,282	5,127	12,818
Mr. Agen	1,224	1,224	4,895	12,238

Summary of Terms of PSs and RSUs:

	PSs	RSUs
Performance Metrics	● Cash Flow Return on Invested Capital (“Cash Flow ROI”) ● Average Annual Adj. EBITDA Growth	None
Performance Period	Three years, ending March 31, 2027	None
Vesting Period

Earned awards, if any, vest on the later of: (a) the end of the Performance Period, or (b) at such time the HCC Committee certifies the performance of the Company in connection with the Company’s audited financial statements and approves the number of PSs earned by the LTIP participants.

Award ratably vests, with 1/3 of the Award vesting on each of the first, second and third anniversaries of the grant date
Forfeiture/Settlement	Earned only upon achievement of at least “Threshold” performance level, and paid out in Modine common stock upon vesting	Forfeitable under vesting date, at which time they are settled in Modine common stock
Vested Awards	All vested PSs are subject to the Company’s Incentive Compensation Recoupment Policy as well as the Company’s Executive Officer Compensation Recovery Policy	All vested RSUs are subject to the Company’s Incentive Compensation Recoupment Policy

PS Performance Metrics

The HCC Committee decided to use the same performance metrics and weighting for the PS awards in fiscal 2025 as those used in fiscal 2024.

Metric	Definition	Weighting
Cash Flow ROI
●
Sum of Adjusted Free Cash Flow plus Cash Interest, all divided by Average Capital Employed.
o
Adjusted Free Cash Flow means:
o
“Net cash provided by operating activities”, MINUS “Expenditures for property, plant and equipment” (both as reported externally for the Company’s audited financial statements),
PLUS or MINUS
o
Permitted Adjustments (same as those permitted in the Company’s MIP) and Cash Interest (cash paid for interest expense related to outstanding debt).
o
Average Capital Employed means:
o
Total debt plus shareholders’ equity averaged over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end); and where shareholder’s equity excludes shareholder equity attributable to noncontrolling interests.

		50%
Average Annual Adj. EBITDA Growth	Three-year average of Adjusted EBITDA Growth during the Performance Period (April 1, 2024 – March 31, 2027)	50%

The Cash Flow ROI and Average Annual Adjusted EBITDA Growth metrics are intended to align management’s and shareholders’ interests, both as a measure of capital efficiency and of free cash flow generation, and in achieving the Company’s earnings growth targets. The Company uses Cash Flow ROI (a measure indicative of the cash flow return and efficiency of invested capital) to evaluate its financial performance, so the HCC Committee used the Cash Flow ROI metric to incentivize management to continue to improve the Company’s financial performance. Similarly, because Average Annual Adjusted EBITDA Growth is a key measure of growth of the earnings of the Company, the HCC Committee used the Average Annual Adjusted EBITDA Growth metric to incentivize management to create additional shareholder value through increased earnings of the Company.

For the fiscal 2025 through fiscal 2027 LTIP, the HCC Committee considered the Company’s business plan as well as seven years of historical performance results for the Performance Peer Group when setting the Cash Flow ROI and Average Annual Adjusted EBITDA Growth goals. For both metrics, the HCC Committee set the Threshold level at what it determined to be an acceptable return and set the Maximum level at what it determined to be exceptional performance, with each corresponding to an appropriate competitive payout level. As shown below, the HCC Committee set performance goals for Threshold and Maximum performance at higher targets than in past years, and correspondingly set the payout levels at higher percentages to reflect the greater level of performance required to meet each performance goal than in past years – specifically changing the Threshold payout level form 10% to 25%, which is more in line with market practices, and the Maximum payout level from 200% to 250%, which is intended to reward the significantly greater level of performance required to meet this goal than in past years. Each metric for PS awards is weighted at 50 percent and is calculated independently of the other metric.

The specific three-year performance goals for the PS award performance metrics, and the payout amounts at the Threshold, Target and Maximum performance levels for the PS awards granted in fiscal 2025 are as follows:

	Threshold	Target	Maximum
	(25% of Target	(100% of Target	(250% of Target
	Award)	Award)	Award)
Cash Flow ROI	8.0%	12.0%	≥17.0%
Average Annual Adjusted EBITDA Growth	4.0%	13.0%	≥22.0%

If either the Company’s actual Cash Flow ROI or Average Annual Adjusted EBITDA Growth does not meet the Threshold for the performance period, no PSs will be earned under that metric. If actual Cash Flow ROI or Average Annual Adjusted EBITDA Growth for the performance period is between Threshold and Target and/or between Target and Maximum, the number of PS awards earned will be determined on a linear basis. If either the Company’s actual Cash Flow ROI or Average Annual Adjusted EBITDA Growth exceeds the Maximum for the performance period, only the Maximum percentage of the Target amount of the PS award for that metric will be earned. Notwithstanding the foregoing, the HCC Committee retains the discretion to decrease the number of shares earned under the PS award under the LTIP.

Payout of Performance Cash under LTIP for Performance Period Ending March 31, 2025

The performance period for performance cash under the LTIP approved by the HCC Committee in June 2022 was completed as of March 31, 2025.

The Company used two measures to determine achievement: (1) three-year average Cash Flow ROI and (2) three-year Average Annual Adjusted EBITDA Growth (“EBITDA Growth”).

For purposes of these performance cash awards, Cash Flow ROI means adjusted free cash flow, which is net cash provided by operating activities less expenditures for property, plant, and equipment, plus cash interest, which is cash paid for interest expense related to outstanding debt, with the total amount divided by average capital employed. The calculation of Cash Flow ROI was based on a three-year average Cash Flow ROI for fiscal 2023 through fiscal 2025 with average capital employed determined over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end) and is subject to Permitted Adjustments similar to those described above with respect to the MIP. EBITDA Growth is the simple three-year average of Adjusted EBITDA Growth during the fiscal 2023 to fiscal 2025 performance period.

Each metric for performance cash awards is calculated independently of the other metric, and each was weighted at 50 percent of the total award. The performance goals and actual achievement levels for this Performance Cash award were as follows, with each NEO earning a Performance Cash award equal to 200% of Target for the Performance Period:

	Weight	Threshold	Target	Maximum	Actual	Performance Payout
Cash Flow ROI	50%	7.0%	10.5%	≥14.0%	14.0%	100%
Average Annual Adjusted EBITDA Growth	50%	2.0%	7.0%	≥12.0%	38.3%	100%
Payout as a % of Target	N/A	10%	100%	200%	-	200%

In accordance with applicable disclosure requirements, FY23 performance cash LTIP awards earned and FY25 Performance Shares granted both appear in the Summary Compensation Table for fiscal 2025.

Officer Special Performance-Based Awards in Fiscal 2025

To focus on gross margin improvement and retain critical leadership as the Company continues to progress along its 80/20 transformation initiative, the HCC Committee approved grants of restricted stock units to all of the NEOs (other than Mr. Brinker) that report to the CEO, with a value equal to 100% of the NEO’s salary at the time of the grant. These grants (the “Retention Grants”) were made in May 2024 and vest on the three-year anniversary date of the grant date if the performance condition set forth in the award agreement is met on or before that anniversary. No payments will be made under the grants unless the performance condition is attained in full. The specified performance condition is the achievement of a 12-month trailing Gross Margin goal for Fiscal 2026. The Retention Grants will be forfeited upon termination of employment prior to the three-year anniversary of the grant date or if the performance condition is not satisfied.

Employment and Post-Employment Benefits

General Benefits

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides. These benefits include medical and dental coverage, disability insurance and life insurance. The cost of these benefits is partially borne by the employee, including each NEO.

The Company does not generally provide perquisites to any of the NEOs.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including the Modine Manufacturing Company 401(k) Retirement Plan (formerly known as the Modine 401(k) Plan for Salaried Employees), which is an employee and employer funded “Safe Harbor” plan. In recent years, the Company has contributed to participant 401(k) accounts (including NEO participants) a Safe Harbor Matching Contribution equal to 100 percent of the first 3 percent of compensation that an employee contributes to the Plan as an Elective Deferral for the Plan Year, plus 50 percent of the next 3 percent of compensation that an employee contributes as an Elective Deferral for the Plan Year. For eligible NEOs and eligible senior managers whose eligible compensation exceeds the IRS annual compensation limit, the Company has applied this matching formula to the applicable over-the-limit compensation and this amount is contributed to the Modine Deferred Compensation Plan. The Company did not make any additional contributions to the Modine Manufacturing Company 401(k) Retirement Plan for fiscal 2025.

While the Modine Manufacturing Company 401(k) Retirement Plan “Safe Harbor” contribution is available to the Company’s eligible employees in the U.S., each individual participant’s 401(k) plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the 401(k) plan. Additionally, each eligible NEO’s and senior manager’s Deferred Compensation Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the employee’s annual eligible compensation, the investment choices of the participant (the same investment choices are available to all eligible NEOs and senior managers in the plan) and the number of years the employee has participated in the Deferred Compensation Plan.

In fiscal 2025, the Company made matching contributions to an NEO’s account under the 401(k) Retirement Plan equal to the sum of 100 percent of the first 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan and 50 percent of the next 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan. In fiscal 2025, the Company made contributions to the NEOs’ accounts under the Deferred Compensation Plan equal to the sum of 100 percent of the NEOs’ first 3 percent of eligible compensation in excess of the compensation limits applicable to 401(k) Plans and the NEOs (“over-the-limit compensation”) and 50 percent of the NEO’s next 3 percent of eligible over-the-limit compensation.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2025 below. Mr. Lucareli and Mr. Agen participate in the Company’s defined benefit pension plan. Mr. Brinker, Mr. McGinnis, Ms. Roth and Mr. Peace joined the Company after the defined benefit pension plan was closed to new participants.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of the Company, including the NEOs, may participate in the Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 50 percent of their base salary and up to 50 percent of their bonus. Compensation deferred pursuant to the Deferred Compensation Plan is an asset of the Company. The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan. Payments out of the Deferred Compensation Plan are not made until termination of service or retirement. As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Severance Plan

The Company has a severance plan (the “Severance Plan”) for officer-level executives, as recommended to the Committee by the Company’s CEO. The purpose of the Severance Plan is to generally ensure consistent treatment of individuals in such positions in the event of an involuntary termination of employment without cause, subject to the discretion of the HCC Committee in special circumstances. The Severance Plan provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination. In the event of an NEO’s termination in connection with a change in control, such individual would be paid two times their annual base salary at the time of termination plus two times their target bonus for that year. Additionally, the NEO would be eligible to elect Company-paid COBRA continuation coverage for 18 months following termination. In order to receive these benefits, participants are required to release the Company from any and all liability. For further detail regarding payments and benefits under the Severance Plan, see Potential Post-Employment Payments below. All NEOs other than Mr. Brinker (who has a separate employment and change in control agreement)

are covered under the Severance Plan; provided, however, Mr. Lucareli is not entitled to certain benefits in the event of his termination of employment in connection with a change in control of the Company under the Severance Plan as he has entered into a separate change in control agreement with the Company (see Potential Post-Employment Payments below for more information).

Share Ownership Guidelines - Officers

The Company has maintained share ownership guidelines for directors and officers of the Company, including the NEOs, since 2008. The Board continues to believe that directors and officers should have a meaningful personal investment in the Company. Shares of common stock, either restricted or unrestricted, count toward compliance with the guidelines.

The current guidelines provide that, on the fifth anniversary of appointment to the position, the President and CEO is expected to hold shares of Company stock with a value of greater than five times his or her annual base salary. In addition, the guidelines do not distinguish between NEOs and other executive officers and provide that all executive officers, other than the President and CEO, are expected to hold shares of Company common stock with a value of at least three times their current annual base salary. The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years. The HCC Committee reviews the guidelines and compliance therewith on at least an annual basis. The chair of the Governance Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline after the initial five-year period and, in such an event, may make an exception to the guidelines for such individual. Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings. Each of the NEOs who has been an officer of the Company for at least five years is currently in compliance with the stock ownership guidelines.

Certain Prohibited Transactions

Under the Company’s Insider Trading Policy, all directors and executive officers, including the NEOs, are prohibited from holding shares of Company common stock in a margin account or otherwise pledging shares of Company common stock in any way, and all directors and employees, including their designees, of the Company are prohibited from engaging in hedging or monetizing transactions involving Company common stock.

Incentive Compensation Recovery and Grant Timing Policies

The HCC Committee has implemented two policies providing for the recovery of incentive compensation under specified circumstances. The Company’s Incentive Compensation Recoupment Policy, as amended and restated, requires, effective beginning with awards granted in fiscal 2013, forfeiture or repayment of any awards granted under the 2020 Incentive Plan (i.e., the MIP (cash bonus) or any long-term incentive awards) if the HCC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.

In addition, in fiscal 2024, the Company adopted the Modine Manufacturing Company Executive Office Compensation Recovery Policy (the “Recovery Policy”), which is intended to comply with regulations promulgated under the Exchange Act and the NYSE listing requirements. Under the Recovery Policy, in the event of an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each of (i) or (ii), an “Accounting Restatement”), the Company is required to recover from each executive officer the amount of any applicable incentive-based compensation (compensation granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure) received by such executive officer during the applicable clawback period (generally the three prior completed fiscal years) that exceeds the amount that would have been received had it been determined based on the restated financial statements.

We have never granted, and have no plans to grant, stock options in anticipation of the release of material nonpublic information, and it is our policy and practice to not time the release of material nonpublic information based on stock options grant dates or for the purpose of affecting the value of executive compensation. Additionally, it is our general practice and policy not to grant stock options or similar awards (i) during blackout periods established in accordance with our Insider Trading Policy; or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. As a general practice, our executive officers, directors, and employees are not permitted to choose the grant date applicable to their individual equity awards. Our HCC Committee has historically granted such awards on a predetermined annual schedule. We also periodically grant off-cycle equity awards in connection with specific circumstances, such as new hires.

In accordance with this policy and practice, during fiscal 2025, none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports. During fiscal 2025, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Employment Agreements

The Company has an employment agreement with Mr. Brinker. See Potential Post-Employment Payments below for additional information about benefits in the event of a termination of employment under Mr. Brinker’s employment agreement.

The Company has entered into change in control agreements with Mr. Brinker and Mr. Lucareli. The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company. See Potential Post-Employment Payments below for additional information about benefits in the event of a change in control under the employment agreements and the change in control agreements.

Separation Letter Agreement for Mr. Peace

Mr. Peace’s role as President of our Performance Technologies (“PT”) segment ended on February 26, 2025 as a result of management’s decision to transition the segment’s leadership as the business continues to evolve. At that time, Mr. Peace was placed on paid leave with the Company through September 30, 2025. Mr. Peace’s separation from employment is involuntary and accordingly, he is entitled to benefits under the Company’s Severance Plan. In addition, the Company entered into a Separation Letter Agreement, the initial terms of which were approved on February 26, 2025 and which were finalized on May 16, 2025 (the “Separation Letter Agreement”). Further details of the Separation Letter Agreement are disclosed in the section below on Potential Post-Employment Payments on page 53.

A substantial portion of the benefits provided to Mr. Peace under the Separation Letter Agreement relate to outstanding incentive awards that would have been forfeited absent a modification by the HCC Committee, and which the HCC Committee determined to modify in connection with his involuntary separation. The HCC Committee determined to permit Mr. Peace to retain the benefits of those awards (in whole or in part) and to provide him with a paid leave prior to the ultimate termination of his employment primarily because his termination resulted from a strategic business decision by the Company, and in recognition of the valuable services that Mr. Peace had performed during his tenure as segment President. The Retention Grant awarded to Mr. Peace in May of 2024 was forfeited, as the termination decision was effective prior to the commencement of the Retention Grant performance period. Mr. Peace’s receipt of any payments under the Separation Letter Agreement was in connection with his involuntary termination, and was conditioned upon his agreement to a general release of claims in favor of the Company, which he has executed. The Company also preserved its rights to confidentiality and restrictive covenants to which Mr. Peace agreed in connection with his hiring, which prohibit him from competing with the Company for a period of 24 months following his termination of employment.

Tax Implications for NEOs

The HCC Committee generally seeks to structure compensation amounts and plans so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”). For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The HCC Committee has generally structured the elements of the Company’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing, and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer. When the Company entered into the change in control agreement with Mr. Lucareli, which was entered into prior to 2009, the HCC Committee structured the change in control payment to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments to him. The portion of the Severance Plan applicable in a change in control, which is applicable to those joining the Company’s senior management on or after the date of adoption of the Severance Plan, does not provide excise tax gross ups in the event of a change in control.

COMPENSATION COMMITTEE REPORT

The HCC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the HCC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2025.

THE HUMAN CAPITAL AND COMPENSATION COMMITTEE

Christopher W. Patterson, Chair

Suresh V. Garimella

Katherine C. Harper

David J. Wilson

FISCAL 2025 NEO COMPENSATION

2025 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s NEOs, which include (i) the Principal Executive Officer, (ii) the Principal Financial Officer, and (iii) the three most highly compensated executive officers, serving as officers as of the end of fiscal 2025.

						Non-Equity
						Incentive Plan	Change in	All Other
Name and	Fiscal			Stock Awards	Option Awards	Compensation	Pension	Compensation
Principal Position	Year	Salary ($)(1)	Bonus ($)	($)(2)	($)(3)	($)(4)	Value ($)(5)	($)(6)	Total ($)

Neil D. Brinker	2025	1,123,077	—	5,175,010	—	6,351,989	NA	56,456	12,706,532
President and CEO
	2024	1,009,615	—	3,675,008	—	3,771,225	NA	49,979	8,505,827

	2023	882,750	—	944,995	540,016	2,414,355	NA	42,016	4,824,132

Michael B. Lucareli	2025	666,904	—	2,177,613	—	2,323,194	7,421	33,320	5,208,453
EVP, CFO
	2024	615,865	—	1,260,007	—	1,471,051	2,105	30,352	3,379,380

	2023	563,567	288,750	1,147,780	202,133	1,162,545	0	27,240	3,392,015

Eric S. McGinnis	2025	529,231	—	1,430,988	—	1,435,335	NA	26,602	3,422,156
President, Climate Solutions
	2024	486,000	—	674,991	—	1,039,517	NA	24,110	2,224,618

	2023	439,242	—	396,483	98,562	703,730	NA	21,018	1,659,035

Adrian I. Peace	2025	529,231	—	1,573,514	521,494	1,184,897	NA	911,741	4,720,876
President, Performance
Technologies	2024	486,000	—	674,991	—	846,140	NA	24,110	2,031,241

Erin J. Roth	2025	465,577	—	1,140,017	—	812,716	NA	23,215	2,441,526
Vice President, General
Counsel and CCO

Brian J. Agen	2025	444,481	—	1,088,444	—	1,121,944	5,570	22,466	2,682,904
VP, Chief Human Resources
Officer	2024	410,442	—	483,006	—	724,781	1,718	20,747	1,640,693

	2023	376,937	192,250	519,076	76,902	475,951	0	18,037	1,659,153
(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSUs and, in fiscal 2025, RSUs and PS awards. For fiscal 2025, the maximum grant date fair value for the PS awards held by the NEOs other than Mr. Peace are as follows for the NEOs – Mr. Brinker $10,350,020; Mr. Lucareli $2,994,283; Mr. McGinnis $1,781,990; Ms. Roth $1,330,072; and Mr. Agen $1,269,885. The assumptions used to determine the fair value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2025.

With regard to Mr. Peace, in addition to the aggregate grant date fair value of the RSU and PS awards granted to him in May 2025, the amount in this column for 2025 also includes the incremental fair value of all of his modified awards that will vest pursuant to the terms of his Separation Letter Agreement. In accordance with FASB ASC Topic 718, the Company had to revalue these awards for expensing purposes effective February 26, 2025, the date Mr. Peace’s role as our PT segment President ended and he was placed on leave. The incremental fair value of the modified awards was $5,136,179, the details of which are described further in the Grants of Plan Based Awards table. For Mr. Peace, the maximum grant date fair value for the PS award granted to him in May 2025 Mr. Peace was $1,781,990 (prior to any modification). Subsequent to its modification, the maximum grant date fair value for his fiscal 2025 PS award was $747,198 (prorated pursuant to the terms of his Separation Letter Agreement).

(3)	The Company did not award stock options as part of its LTIP Plan in fiscal year 2025. The amount disclosed in 2025 for Mr. Peace represents the incremental fair value of his modified option awards that continued to vest pursuant to the terms of his Separation Letter Agreement. In accord with FASB ASC Topic 718, the Company had to revalue these awards for expensing purposes effective February 26, 2025, the date Mr. Peace’s role as our PT segment President ended and he was placed on leave.

Values disclosed in this column for fiscal year 2023, represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options in that year. The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column include payments under the MIP for fiscal year 2025 and the earned value of the performance cash awards for the fiscal 2023 - 2025 performance cycle, as follows:

		Fiscal 2023-25 LTIP Earned
	2025 MIP	Performance Cash Awards
Mr. Brinker	$3,921,989	$2,430,000
Mr. Lucareli	$1,413,632	$909,562
Mr. McGinnis	$991,815	$443,520
Mr. Peace	$741,377	$443,520
Ms. Roth	$812,716	N/A
Mr. Agen	$775,894	$346,050
(5)	Represents the change in pension value between the end of fiscal 2024 and the end of fiscal 2025 for the NEOs who participate in the Modine Manufacturing Company Pension Plan. For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 5.5 percent as of March 31, 2025, and 5.4 percent as of March 31, 2024.
(6)	The amounts set forth in this column for fiscal 2025 include:
●	Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 100 percent of the amount contributed to the plan by the employee for up to 3 percent of annual income, and 50 percent of the amount contributed to the plan by the employee for up to an additional 3 percent of annual income, subject to the maximum contribution limit to the plan ($23,000 in calendar year 2024 and $23,500 in calendar year 2025);
●	Company contributions to the Deferred Compensation Plan equal to the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan, because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);
●	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”);
●	Company payment of life insurance premiums (“Life Insurance Premiums”)
●	With regard to Mr. Peace, the salary and benefit amounts payable to him by the Company pursuant to the Company’s Supplemental Severance Plan and his Separation Letter Agreement,

the details of which are included with our Potential Payments Upon Termination of Employment or Change in Control disclosures on pages 57-58.

		Company Excess Match /	Long-Term
	401(k)	Contribution Overflow to	Disability & Life
	Company	Deferred Compensation	Insurance
Name	Match ($)	Plan ($)	Premiums ($)	Severance ($)	Perquisites ($)	Total ($)

Neil D. Brinker	17,438	33,975	5,043	—	—	56,456

Michael B. Lucareli	16,049	13,961	3,309	—	—	33,320

Eric S. McGinnis	15,940	7,875	2,786	—	—	26,602

Adrian I. Peace	15,940	7,875	2,786	885,139	—	911,741

Erin J. Roth	15,888	5,063	2,264	—	—	23,215

Brian J. Agen	15,873	4,129	2,464	—	—	22,466

Grants of Plan-Based Awards for Fiscal 2025

In fiscal 2025, the Company granted restricted stock units, PS awards, and short-term cash incentives as Plan-Based Awards.

Restricted stock units granted in fiscal 2025 under the LTIP vest in three annual installments commencing one year after the date of grant. PS awards are earned by achieving financial goals over a three-year period (ending March 31, 2027) and any earned PS award will vest at the end of that three-year period. Retention Grants granted in fiscal 2025 are earned by achieving the financial goal set for fiscal 2025 for such awards and if such goal is met, they will vest on the three-year anniversary of the grant date. Further details regarding the PS awards, the Retention Grants, and short-term cash incentive awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of awards made in the fiscal year ending March 31, 2025, to the NEOs.

								All Other	All Other
								Stock	Option
								Awards;	Awards;	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
					Estimated Future Payouts of			Shares of	Securities	Price of	of Stock
		Estimated Future Payouts			Performance-based			Stock or	Underlying	Option	and Option
		Under Non-Equity			Awards Under			Units	Options	Awards	Awards
Name	Grant Date	Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			(# )(3)	(# )(3)	($/Sh)	($)

		Threshold	Target	Max	Threshold	Target	Max
		($)	($)	($)	(#)	(#)	(#)

Neil D.	NA	393,774	1,575,096	3,937,740							NA
Brinker	5/16/24				9,974	39,896	99,740				4,140,008
	5/16/24							9,974			1,035,002

Michael B.	NA	141,931	567,723	1,419,308							NA
Lucareli	5/16/24				2,886	11,542	28,855				1,197,713
	5/16/24					6,558					680,524
	5/16/24							2,885			299,376

Eric S.	NA	99,380	397,521	993,801							NA
McGinnis	5/16/24				1,717	6,869	17,173				712,796
	5/16/24					5,204					540,019
	5/16/24							1,717			178,173

Adrian I.	NA	99,380	397,521	993,801							NA
Peace	5/16/24				859	3,435	8,588				356,450
	5/16/24					5,204					540,019
	5/16/24							1,717			178,173
	2/26/25							11,727			1,020,366
	2/26/25								6,914		521,494
	2/26/25						39,574				3,443,334
	2/26/25					7,729	8,588				672,479

Erin J.	NA	81,598	326,392	815,979							NA
Roth	5/16/24				1,282	5,127	12,818				532,029
	5/16/24					4,577					474,955
	5/16/24							1,282			133,033

Brian J.	NA	77,901	311,604	779,009							NA
Agen	5/16/24				1,224	4,895	12,238				507,954
	5/16/24					4,370					453,475
	5/16/24							1,224			127,014
(1)	Amounts in these columns represent potential cash incentive payout amounts under the fiscal 2025 MIP.
(2)	PS awards are made under the 2020 Incentive Plan. For the PS awards, amounts in those columns represent the potential earned share awards under the fiscal 2025 LTIP for achievement at the Threshold, Target and Max performance levels. Also set forth in this column are the Retention Grants, made to each NEO in fiscal 2025, other than Mr. Brinker. Each NEO will earn the stated Target amount of the grant only if the performance criteria of the award (12-month trailing Gross Margin goal for Fiscal 2026) is achieved and such NEO remains an employee of the Company through the third-year anniversary date of the grant date. Since Mr. Peace’s employment with the Company will end prior to this third-year anniversary date, his Retention Grant (5,204) was forfeited.

The awards dated February 26, 2025 for Mr. Peace represent the modified awards that he holds that will vest pursuant to his Separation Letter Agreement, with the modifications and updated values calculated effective February 26, 2025, the date Mr. Peace’s role as our PT segment President ended and he was placed on leave, including: (a) the full amount of his PS award for FY24-26 (39,574), and (b) a prorated amount of his PS award for FY25-27 (7,729), each of which was calculated at the estimated performance level of each award as of February 26, 2025 (200% for FY24-26, 225% for FY25-27), but which will not pay out until the end of each performance period, and will only pay out based on actual performance achieved toward the goals. The modified grant date fair value of such PS awards was based on the Company’s stock price of $87.01 on February 26, 2025.

(3)	Restricted stock unit awards made under the 2020 Incentive Plan. No stock options were granted in fiscal 2025. With regard to Mr. Peace, the awards dated February 26, 2025 represent the modified RSU and option awards that he holds and that will vest pursuant to his Separation Letter Agreement, calculated effective February 26, 2025, the date Mr. Peace’s role as our PT segment President ended and he was placed on leave. The modified grant date fair value of such RSU and Option awards was based on the Company’s stock price of $87.01 on February 26, 2025.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
							Equity	Equity
							Incentive Plan	Incentive Plan
						Market	Awards;	Awards; Market
	Number of	Number of			Number of	Value of	Number of	or Payout
	Securities	Securities			Shares or	Shares or	Unearned	Value of
	Underlying	Underlying			Units of	Units of	Shares, Units	Unearned
	Unexercised	Unexercised			Stock that	Stock that	or Other	Shares, Units
	Options	Options	Option	Option	Have Not	Have Not	Rights that	or Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Vested	Have Not	that Have Not
Name	(#)(1)	(#)(1)	Price ($)	Date	(#)(2)	($)(2)	Vested (#)(3)	Vested ($)(3)
Neil D.	33,327	11,112	17.79	6/4/31	64,454	4,946,845	315,204	24,191,907
Brinker	51,504	26,533	12.28	6/6/32

Michael B.	14,443	—	17.90	5/30/28	23,387	1,794,952	109,287	8,387,777
Lucareli	11,996	—	13.26	5/29/29
	19,595	—	6.62	10/2/30
	14,667	4,891	17.79	6/4/31
	19,276	9,934	12.28	6/6/32

Eric S.	12,269	—	12.62	8/25/31	11,727	900,047	61,951	4,754,701
McGinnis	6,213	2,071	12.62	8/25/31
	9,400	4,843	12.28	6/6/32

Adrian I.	6,213	2,071	12.62	9/30/26	11,727	900,047	48,162	3,696,395
Peace	9,400	4,843	12.28	9/30/26

Erin J.	—	—	—		2,722	208,914	22,645	1,737,965
Roth

Brian J.	6,847	—	15.90	6/1/27	8,899	682,998	44,926	3,448,032
Agen	6,643	—	17.90	5/30/28
	9,739	—	13.26	5/29/29
	16,351	—	6.62	10/2/30
	5,115	1,706	17.79	6/4/31
	7,334	3,779	12.28	6/6/32
(1)	The options vest in four equal annual installments commencing on the first anniversary of the date of grant, except that options awarded in fiscal 2023 vest in three annual installments. With regard to Mr. Peace, his unvested options continued to vest pursuant to the terms of his Separation Letter Agreement, and will expire on September 30, 2026, which is one year following his termination date from the Company.
(2)	Amounts represent RSU awards. All RSUs granted prior to fiscal 2023 vest in four equal annual installments commencing one year after the date of grant, and awards granted beginning in fiscal 2023 vest in three annual installments. The market value of the awards was determined by multiplying the number of restricted stock units by $76.75, the closing price of the Company’s common stock on the NYSE on March 31, 2025. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of restricted stock unit awards.

The restricted stock units vest as follows:

	Shares vesting for
	Neil	Michael	Eric	Adrian	Erin	Brian
	Brinker (#)	Lucareli (#)	McGinnis (#)	Peace (#)	Roth (#)	Agen (#)

May 16, 2025	3,291	952	566	566	423	403
May 31, 2025	8,887	3,047	1,632	1,632		1,168
June 4, 2025	10,268	4,521				1,576
June 6, 2025	26,166	9,794	4,776	4,776		3,727
August 25, 2025			1,919	1,919
September 30, 2025				2,834
November 27, 2025					1,216
May 16, 2026	3,291	952	566		423	403
May 31, 2026	9,159	3,140	1,683			1,204
November 27, 2026					224
May 16, 2027	3,392	981	585		436	418

With regard to Mr. Peace, any RSUs scheduled to vest prior to September 30, 2025, will continue to vest as scheduled. For those RSUs listed above that were scheduled to vest after September 30, 2025, pursuant to the Separation Letter Agreement they will now vest on September 30, 2025, which is Mr. Peace’s termination date from the Company.

(3)	Amounts represent the total of unearned or unvested PS awards and the fiscal year 2025 Officer Special Retention grant. The fiscal 2024 and fiscal 2025 PS awards are reflected at the Maximum level. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of PS awards. The market value of the PS awards and the Officer Special Retention grant was determined by multiplying the number of unvested shares by $76.75, the closing price of the Company’s common stock on the NYSE on March 31, 2025

For a description of the Retention Grant, see page 39 under the heading “Officer Special Performance-Based Awards in Fiscal 2025.” As noted in the footnotes accompanying the Grants of Plan Based Awards for Fiscal 2025 table, Mr. Peace will forfeit his Retention Grant upon his separation. As such, the amounts reflected in this table do not include that award for Mr. Peace. Additionally, with regard to Mr. Peace, the amounts reflect the PS awards that will continue to vest pursuant to the terms of his Separation Letter Agreement, the details of which are discussed in the footnotes to the Grants of Plan Based Awards for Fiscal 2025 table.

Option Exercises and Stock Vested for Fiscal 2025

The following table shows a summary of the stock options exercised and RSUs vested for the named executive officers during the fiscal year ended March 31, 2025.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise ($) (1)	Acquired on Vesting (#)	Vesting ($) (2)

Neil D. Brinker	22,843	2,427,982	50,446	4,951,775

Michael B. Lucareli	17,541	1,521,506	74,335	7,894,950

Eric S. McGinnis	—	—	8,185	813,309

Adrian I. Peace	—	—	8,185	813,309

Erin J. Roth	—	—	216	28,808

Brian J. Agen	—	—	24,774	2,546,576
(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of the Company’s stock on the exercise date and the exercise price of the options.
(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of the Company’s common stock on the vesting date.

Pension Benefits Table for Fiscal 2025

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($) (1)	($)

Neil D. Brinker	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	172,475	—

Eric S. McGinnis	NA	NA	NA	NA

Adrian I. Peace	NA	NA	NA	NA

Erin J. Roth	NA	NA	NA	NA

Brian J. Agen	Salaried Pension Plan	9.3	126,797	—
(1)	The Company used the following assumptions to determine the present value of accumulated benefit as set forth in the table above: discount rate of 5.52%; Mortality: use of Pri-2012 (70% Blue Collar/30% White Collar Blend) table projected generationally using scale MP-2021 converging to the 2024 Proxy SSA ultimate improvement factors over 10 years for age and 20 year for cohort (post - retirement decrement only); service up to March 31, 2006 and pay up to December 31, 2007 (the plans froze service accumulation on March 31, 2006 and pay changes on December 31, 2007); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80% of employees elect lump sums from the qualified plan and 20% elect annuities.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen. Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007). The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine. The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003, participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan. Mr. Brinker, Mr. McGinnis, Mr. Peace, and Ms. Roth do not participate in the Salaried Pension Plan because they joined the Company after December 31, 2003.

Retirement benefits are based upon an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered). Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan. A minimum of five years of service was required for the benefits to vest. The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment. The pension benefit is not subject to offset against Social Security benefits. Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for deferred or other early retirement benefits depending on their age and years of service. In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85. Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time. Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code. In June 2024, the Company approved the termination of its primary U.S. pension plan, subject to approvals from the Internal Revenue Service and the Pension Benefit Guaranty Corporation, which we expect to receive in fiscal 2026. The Company intends to offer participants, including Mr. Agen and Mr. Lucareli, the option to receive their pension benefits in the form of a lump-sum distribution prior to purchasing annuity contracts to transfer its remaining obligations under the plan. In the event either Mr. Agen or Mr. Lucareli elect to receive such a lump-sum distribution, it would be paid to them shortly after such election, even if either of them is not retired at that time.

Nonqualified Deferred Compensation Table for Fiscal 2025

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at Last
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)	Distributions ($)	FYE ($)(3)

Neil D. Brinker	—	33,975	(6,712)	—	113,743

Michael B. Lucareli	462,656	13,961	66,163	—	1,637,179

Eric S. McGinnis	—	7,875	(703)	—	19,813

Adrian I. Peace	—	7,875	710	—	21,227

Erin J. Roth	—	5,063	58	—	5,120

Brian J. Agen	117,582	4,129	(4,888)	—	284,469
(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.
(2)	Amounts are reported in the Summary Compensation Table. Company matching contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are made to the Deferred Compensation Plan.
(3)	All executive contributions and contributions by the Company for fiscal 2025 have been reported in the Summary Compensation Table for the current year (i.e., fiscal 2025). In addition to the current year, executive contributions and contributions by the Company with respect to Mr. Lucareli for prior years in which Mr. Lucareli was an NEO have been reported in the Summary Compensation Table in prior years. In total, $586,629 in contributions have been reported for Mr. Lucareli as an NEO in the Summary Compensation Table in prior years. The remainder of the aggregate balance for Mr. Lucareli in the above column reflects earnings (and losses) on those contributions. In addition to the current year, the Company has reported $78,099, $12,178, $123,582, and $6,480 in contributions in the Summary Compensation Table for Mr. Brinker, Mr. McGinnis, Mr. Agen, and Mr. Peace, respectively, prior to fiscal 2025. The remainder of their aggregate balances in the above column reflects contributions prior to their (and Ms. Roth) becoming an NEO, if any, and the earnings (and losses) on their contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan. All of the NEOs currently employed by Modine are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan. For the 2024 calendar year, an employee could generally contribute no more than $23,000 to the 401(k) Retirement Plan. The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary. Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company. The sums deferred do not earn a preferential rate of return. Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits. All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2025. Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by the Company and are generally the same as the alternatives available under the 401(k) Retirement Plan but may be changed from time to time. The NEOs are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2025.

Return for
12 Months
Ended
March 31,
Name of Fund	2025

Baird Aggregate Bond Institutional Fund	5.22%
DFA US Large Cap Equity Portfolio Institutional Fund	6.86%
DFA US Small Cap Fund	(2.17)%
Fidelity 500 Index Fund	8.24%
Fidelity Diversified International K6 Fund	3.6%
Fidelity Mid Cap Index Fund	2.55%
Fidelity Small Cap Index Fund	(3.88)%
Fidelity Total International Index Fund	6.32%
Fidelity US Bond Index Fund	4.9%
FMI Common Stock Institutional Fund	(1.96)%
Virtus KAR Mid-Cap Core R6 Fund	(4.16)%
Vanguard Short-Term Bond Index Admiral Fund	5.65%
Allspring Government Money Market Institutional Fund	4.88%
T. Rowe Price Retirement I 2005 I Fund	5.9%
T. Rowe Price Retirement I 2010 I Fund	5.85%
T. Rowe Price Retirement I 2015 I Fund	5.88%
T. Rowe Price Retirement I 2020 I Fund	5.82%
T. Rowe Price Retirement I 2025 I Fund	5.79%
T. Rowe Price Retirement I 2030 I Fund	5.69%
T. Rowe Price Retirement I 2035 I Fund	5.66%
T. Rowe Price Retirement I 2040 I Fund	5.68%
T. Rowe Price Retirement I 2045 I Fund	5.71%
T. Rowe Price Retirement I 2050 I Fund	5.75%
T. Rowe Price Retirement I 2055 I Fund	5.66%
T. Rowe Price Retirement I 2060 I Fund	5.65%
T. Rowe Price Retirement Balanced Fund	5.87%

POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Brinker is the only NEO who has an agreement with the Company governing the terms of his employment. Pursuant to the employment agreement that was entered into with Mr. Brinker in 2020, Mr. Brinker agreed to serve as an executive officer of the Company and devote his full time to the performance of his duties.

The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Cause, and involuntary termination (including termination without Cause or for Good Reason).

Voluntary Termination. An NEO may terminate his/her employment with the Company at any time. In general, upon the individual’s voluntary termination:

●	we would not pay severance;
●	the executive would forfeit all unvested stock options, restricted stock units, performance cash awards and PS awards;
●	all benefits and perquisites would cease; and
●	the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan (see the Pension Benefits Table for Fiscal 2024 on page 50) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2024 on page 52).

Retirement and Early Retirement. No NEOs were eligible for retirement on March 31, 2025. In general, upon the executive’s full or early retirement:

●	we would not pay severance;
●	the HCC Committee may, in whole or in part, waive any or all remaining restrictions on unvested stock options, restricted stock units, and performance cash (for NEOs);
●	all benefits and perquisites would cease; and
●	the NEO, if a participant in the Salaried Pension Plan or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death. In general, upon the death of an NEO:

●	the executive’s estate would receive his/her base salary through the month in which the executive dies, plus any unused vacation pay;
●	all unvested stock options and restricted stock units would vest (Retention Grants only vest if performance goals are met);
●	all benefits and perquisites would cease;
●	a prorated portion (based on the period worked during the performance period) of PS awards and performance cash shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and
●	the NEO’s estate, if he or she was a participant in the Salaried Pension Plan or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability. If a total and permanent disability causes the termination of employment of an NEO, then for such NEO:

●	we would not pay severance;
●	all unvested stock options and restricted stock units would vest (Retention Grants only vest if performance goals are met);
●	a prorated portion (based on the period worked during the performance period) of PS awards and performance cash shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period;
●	all benefits and perquisites would cease; and
●	the NEO, if a participant in the Salaried Pension Plan or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Cause. The Company may terminate Mr. Brinker’s employment for Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Brinker under his employment agreement. A termination for “Cause” generally means a termination for willful and continued failure to substantially perform his duties with the Company, conviction of a crime related to his duties, material breach of his employment agreement, or commission of an act of dishonesty or any willful act of misconduct which results in or could reasonably be expected to result in significant injury to the Company. The other NEOs without an employment agreement may be terminated by the Company for cause at any time and are not entitled to receive any severance payments or benefits upon such termination. On the NEO’s termination date, generally, all unvested stock options, restricted stock units, performance cash awards, and PS awards would be forfeited, and all benefits and perquisites would cease. The NEO, if a participant in the Salaried Pension Plan or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Cause, or for Good Reason. If the Company terminates Mr. Brinker’s employment and the termination is not for Cause or if Mr. Brinker terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of the affected executive: a material diminution in the executive’s aggregate base salary and target incentive amount (other than pro rata reductions that also affect similarly situated employees); a material decrease in the executive’s authority, duties or responsibilities, or a material change in the geographic location at which the executive must perform services), the Company is obligated to pay to Mr. Brinker an amount equal to two times his base salary over a two-year period following his termination. The Company’s obligation is subject to Mr. Brinker’s execution of a full release of any claims against Modine.

If the Company terminates the employment of Mr. Lucareli, Mr. McGinnis, Ms. Roth, or Mr. Agen without cause, these NEOs would receive benefits under the Severance Plan for officer-level Executives. Under the Severance Plan, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of one year following termination and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination. The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the Severance Plan. Mr. Peace will receive benefits under the Severance Plan in connection with the end of his employment, along with other benefits under his Separation Letter Agreement, as described later on page 58.

POTENTIAL CHANGE IN CONTROL PAYMENTS AND BENEFITS

Generally, awards granted under the 2020 Incentive Plan accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement. A Change in Control, as generally defined in the 2020 Incentive Plan, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company. Pursuant to the award agreements for performance cash awards granted in fiscal 2023 and the PS awards granted in fiscal 2024 and 2025, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the Target level and the proration is based on the period worked during the performance period.

Mr. Brinker entered into a change in control agreement with the Company on June 4, 2021, which contains separate Change in Control provisions. The definition of Change in Control generally has the same meaning as in the 2020 Incentive Plan described above. If at any time during the 24 months after a Change in Control occurs Mr. Brinker’s employment were terminated without “Cause,” or if Mr. Brinker were to terminate the agreement for “Good Reason” during the same time period, the Company is obligated to:

●	pay to Mr. Brinker an amount equal to two and one-half times his base salary;

●	pay to Mr. Brinker an amount equal to two and one-half times his Target bonus for the current fiscal year; and
●	if Mr. Brinker elects COBRA coverage with Modine, the Company shall pay his full COBRA premium for eighteen (18) months following his termination of employment.

The Company’s obligation to provide the foregoing benefits is subject to Mr. Brinker’s execution of a full release of any claims against Modine.

The Company has also entered into a Change in Control Agreement and Termination Agreement with Mr. Lucareli and certain other key employees. The definition of Change in Control generally has the same meaning as in the 2020 Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as “Cause” and “Good Reason,” respectively, in Mr. Brinker’s employment agreement described above. For Mr. Lucareli, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs, or for any reason during the 13th month after the Change in Control, the Company is obligated to pay to Mr. Lucareli an amount equal to two times the greater of (i) the sum of his then current base salary and Target bonus, or (ii) his five year average base salary and actual bonus, plus a pro rata portion of his Target bonus for the year of his termination, continue to provide coverage under applicable welfare plans (or the equivalent) for a period of two years, and pay a Supplemental Defined Contribution Benefit for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the HCC Committee determined that no substantive changes would be made to any of the existing Change in Control Agreements that were in place with the Company’s employees prior to 2009. At the same time, the HCC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Cause or Good Cause or the employee’s voluntary termination for Good Reason.

The Change in Control provisions of the Severance Plan govern the benefits that Mr. McGinnis, Ms. Roth, and Mr. Agen each would be eligible to receive following a Change in Control. The definition of Change in Control under the Severance Plan generally has the same meaning as in the 2020 Incentive Plan described above and the definition of Good Reason generally has the same meaning as in Mr. Brinker’s employment agreement described above. In the event of a Change in Control, the Severance Plan provides that if employment is terminated by the Company for any reason other than Cause, or terminated by the NEO for Good Reason within 12 months after the Change in Control occurs, the Company is obligated to provide the following benefits to the terminated NEO: (i) a payment equal to two (2) times his annual base salary at the time of termination, (ii) a payment equal to two (2) times the NEO’s target award under the MIP for the fiscal year in progress at the time of her/his termination, and (iii) eighteen (18) months of Company-paid COBRA continuation coverage if the NEO elects such coverage. “Cause” is defined under the Severance Plan to include the following: (a) engagement in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of Modine; (b) disclosure of confidential information of Modine that results in a demonstrable injury to Modine; or (c) engagement in a willful and continued failure to perform substantially one’s duties on behalf of Modine or to comply with Modine’s Code of Ethics and Business Conduct.

The following table describes the potential payments and other benefits to which each of the NEOs (other than Mr. Peace) would have been entitled in the event of a termination of such NEO’s employment on March 31, 2025 (the last day of fiscal 2025), including a qualifying termination following a Change in Control. For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 4.5 percent of base salary for future calendar years. Below this table, we describe the benefits payable to Mr. Peace under his Separation Letter Agreement.

Potential Payments Upon Termination of Employment or Change in Control Table

		Accelerated Vesting of
		Equity and Performance	Retirement Plan Benefits:	Perquisites and
Name	Cash Payment ($)	Cash ($)(1)	Pension Plan ($)	Continued Benefits ($)	Total ($)

Neil D. Brinker
Death	$—	$23,033,059	N/A	N/A	$23,033,059
Disability (2)		$23,033,059	N/A		$23,033,059
Involuntary Termination	$2,300,000	$—	N/A	N/A	$2,300,000
Termination if Change in Control (3) (4)	$6,812,740	$15,060,551	N/A	$38,146	$21,911,436
Change in Control (no termination)	N/A	N/A	N/A	N/A	N/A

Michael B. Lucareli
Death	$—	$8,572,073	$82,404	N/A	$8,654,477
Disability (2)		$8,572,073	$172,475		$8,744,548
Involuntary Termination (5) (6)	$680,500	$—	$172,475	$23,881	$876,856
Termination if Change in Control (7) (8)	$3,064,169	$5,867,104	$172,475	$114,284	$9,218,032
Change in Control (no termination)	N/A	N/A	N/A	N/A	N/A

Eric S. McGinnis
Death	$—	$4,603,010	N/A	N/A	$4,603,010
Disability (2)		$4,603,010	N/A		$4,603,010
Involuntary Termination (5) (6)	$540,000	$—	N/A	$23,000	$563,000
Termination if Change in Control (3) (9)	$1,875,041	$3,154,422	N/A	$34,500	$5,063,963
Change in Control (no termination)	N/A	N/A	N/A	N/A	N/A

Erin J. Roth
Death	$—	$1,120,011	N/A	N/A	$1,120,011
Disability (2)		$1,120,011	N/A		$1,120,011
Involuntary Termination (5) (6)	$475,000	$—	N/A	$25,431	$500,431
Termination if Change in Control (3) (9)	$1,602,784	$825,677	N/A	$38,146	$2,466,606
Change in Control (no termination)	N/A	N/A	N/A	N/A	N/A

Brian J. Agen
Death	$—	$3,435,613	$60,580	N/A	$3,496,193
Disability (2)		$3,435,613	$126,797		$3,562,410
Involuntary Termination (5) (6)	$453,500	$—	$126,797	$25,431	$605,728
Termination if Change in Control (3) (9)	$1,530,207	$2,385,338	$126,797	$38,146	$4,080,488
Change in Control (no termination)	NA	N/A	N/A	N/A	N/A
(1)	Amounts represent the vesting of RSU awards, certain performance cash awards, PS awards and the spread value of the stock options at the closing stock price of $76.75 on March 31, 2025 (and in the case of Messrs. Agen, Lucareli, and McGinnis, and Ms. Roth, a FY25 Special Equity Retention Award). In addition, as applicable, a prorated portion of the performance cash and PS awards (based on the period worked during each performance period as of March 31, 2025) is illustrated in the events of a change in control termination of employment or termination of employment due to death or permanent disability. In the event of a change in control termination of employment, the pro rata vesting of performance cash and PS awards is illustrated at the Target level of performance for all awards. In the case of death or permanent disability, the pro rata vesting of performance cash and PS awards is illustrated at actual performance of 200% of Target for fiscal 2023 awards, 200% of Target for fiscal 2024 awards, 222% of Target for fiscal 2025 awards, and 100% of the Special Equity Retention Award (the current projected achievement).

(2)	Paid in accordance with plans available to all salaried employees.
(3)	Amount in Perquisites and Continued Benefits column consists of COBRA continuation coverage for eighteen months.
(4)	Amount in Cash Payment column is two and one-half times Base Salary and Target Bonus for fiscal 2025.
(5)	Amount in Cash Payment column is equal to Base Salary.
(6)	Amount in Perquisites and Continued Benefits column consists of COBRA continuation coverage for one year.
(7)	Amount in Cash Payment column is equal to (i) two times Base Salary and Target Bonus for fiscal 2025, plus (ii) a pro rata Target Bonus for fiscal 2025.
(8)	Amount in Perquisites and Continued Benefits column consists of $53,039 for two years of welfare plan benefits (or the equivalent); and $61,245 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.
(9)	Amount in Cash Payment column is equal to two times Base Salary and Target Bonus for fiscal 2025.

Separation Agreement with Mr. Peace: In connection with a decision to change the leadership of the PT Segment, Mr. Peace’s role as President of our PT segment ended on February 26, 2025. At that time, Mr. Peace was placed on paid leave with the Company through September 30, 2025. Mr. Peace’s separation from employment is involuntary and accordingly, he is entitled to benefits under the Company’s Severance Plan. In addition, the Company entered into a Separation Letter Agreement with him effective May 16, 2025 (the “Separation Letter Agreement”). Under the Separation Letter Agreement and the Severance Plan, the payments and benefits payable to Mr. Peace are as follows:

●	Continued salary and benefits through the leave period, totaling $337,937
●	Payment of his Fiscal 25 MIP award, equal to $741,377
●	Payment of his Performance Cash Award for Fiscal 23 – 25, equal to $443,520
●	Continued vesting of unvested RSUs and Options during the leave period and accelerated vesting of unvested RSUs at the end of the leave period (not including the Special Officer Equity Grant), valued at $1,345,089 using the closing stock price of $76.75 as of March 31, 2025
●	Continued vesting of PS Awards for Fiscal 24 – 26 (not prorated) and Fiscal 25 – 27 (prorated for the portion of the performance period worked, including the leave period), paid out at the end of each performance period based on actual performance achieved toward the goals, with a projected value of $3,622,492 using the closing stock price of $76.75 as of March 31, 2025
●	Severance pay equal to 52 weeks of salary and 12 months of Company funded COBRA premiums, totaling $547,201

Mr. Peace’s receipt of any payments under the Separation Letter Agreement was in connection with his involuntary separation and was conditioned upon his agreement to a general release of claims in favor of the Company, which he has executed. The receipt of any payments by Mr. Peace under the Severance Plan is subject to his execution of a supplemental release at the end of the leave period. Finally, under Separation Letter Agreement, the Company preserved its rights to confidentiality and restrictive covenants signed by Mr. Peace in his offer letter at the time he was hired, which prohibit him from competing with us for a period of 24 months following his termination of employment.

CEO PAY RATIO

As a result of the rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing disclosure regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Brinker as the Company’s Chief Executive Officer. The CEO Pay Ratio included in this information is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K.

When we calculated our median employee for fiscal 2024, we used our fiscal year end (March 31, 2024) as the measurement date, as of which date we employed in total, including contractors, approximately 12,700 individuals worldwide. In determining the employee population from which we identified the median employee, we excluded the 265 employees located in India and 329 employees located in Serbia. Additionally, we excluded 46 employees, across various countries, who had no earnings for fiscal 2024 due to their hire date or termination date falling near the start or end of the fiscal year. The median employee is a General Laborer employee based in our Calgary, Canada facility. As permitted by the applicable regulations, we calculated the CEO pay ratio for fiscal 2025 using the same median employee as for fiscal 2024 because there were no significant population changes, changes to our compensation program, or to the median employee’s circumstances.

For each of the individuals in our employee population, total annual compensation was calculated by compiling total wages, which included base salary, plus any overtime, shift premiums and cash allowances, actually paid to each member of our workforce (including full-time, part-time, seasonal, and temporary employees), other than our CEO. When identifying the median employee, consistent with Item 402(u) of Regulation S-K, we included adjustments for annualizing the pay for any full-time and part-time employees who were employed by us for only part of the year.

Based on the foregoing, the median of the annual total compensation of the Company’s calculated employee population (other than Mr. Brinker) was approximately $38,709 for fiscal 2025. Mr. Brinker’s total annual compensation, as reflected in the Summary Compensation Table, was $12,706,532. This yields a CEO Pay Ratio of 1:329.

PAY VERSUS PERFORMANCE

Modine and the HCC Committee strive for alignment between executive compensation and company performance, which we expect will enhance shareholder return over the long-term. This pay-for-performance philosophy is reflected in the design of the compensation program that uses a mix of cash and equity vehicles plus incentives that are tied to strong financial and operational performance measures.

Pay versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between Compensation Actually Paid" (“CAP”) to our CEOs, or principal executive officers ("PEOs"), and our other NEOs as compared to the Company’s total shareholder return (TSR), the TSR of our selected peer group, our GAAP net income, and our Company-selected performance measure, Adjusted EBITDA. For further information concerning the Company’s performance-based approach to executive compensation and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis of this proxy statement.

2025 Pay vs. Performance Table

							Average SCT	Average Compensation	Value of Initial Fixed $100
	SCT Total	SCT Total Compensation	SCT Total	Compensation	Compensation	Compensation	Total Compensation	Actually Paid to	Invested Based On:
	Compensation for	for Second	Compensation for	Actually Paid to	Actually Paid to	Actually Paid to	for Other	Other	Company	Peer	Net Income	Adj. EBITDA[8]
Year	First PEO[1]	PEO[2]	Third PEO[3]	First CEO[1,4]	Second PEO[2,4]	Third PEO[3,4]	NEOs[5]	NEOs[4,5]	TSR[6]	Group[6]	($M)[7]	($M)
2025	$12,706,532	N/A	N/A	$9,639,794	N/A	N/A	$4,622,644	$2,953,383	$2,361.54	$255.04	$184.0	$392.1
2024	$8,505,827	N/A	N/A	$39,819,460	N/A	N/A	$2,318,983	$11,394,298	$2,928.90	$275.70	$161.5	$314.3
2023	$4,824,132	N/A	N/A	$8,200,158	N/A	N/A	$2,138,078	$3,658,664	$709.20	$203.70	$153.1	$212.1
2022	$2,013,440	N/A	N/A	$712,768	N/A	N/A	$914,617	$246,552	$277.20	$195.70	$85.2	$158.8
2021	$2,931,370	$1,828,486	$5,838,871	$3,685,253	$4,207,179	$5,556,770	$1,164,622	$1,789,683	$454.50	$187.60	$(210.7)	$164.8
(1)	“First PEO” reflects compensation for Modine’s current CEO, Neil Brinker, who assumed the role on December 1, 2020.
(2)	“Second PEO” reflects compensation for Michael Lucareli, who served as interim CEO from August 4, 2020, until December 1, 2020, as well as CFO for the entire fiscal year 2021.
(3)	“Third PEO” reflects compensation for Modine’s former CEO, Thomas Burke, who served in the role until August 4, 2020.
(4)	CAP reflects the SEC methodology, with adjustments for calculating CAP from Summary Compensation Table (“SCT”) values provided in the table below.
(5)	NEOs used for the average non-CEO NEO for each fiscal year are as follows:

−2025: Michael Lucareli, Eric McGinnis, Adrian Peace, Erin Roth and Brian Agen

−2024: Michael Lucareli, Eric McGinnis, Adrian Peace and Brian Agen.

−2023: Michael Lucareli, Eric McGinnis, Sylvia Stein and Brian Agen.

−	2022: Michael Lucareli, Eric McGinnis, Sylvia Stein, Brian Agen, Matthew McBurney, and Joel Casterton.
−	2021: Sylvia Stein, Matthew McBurney, Joel Casterton, and Scott Bowser. Mr. Lucareli was not included in the 2021 average as he served as interim CEO during this year.
(6)	Cumulative TSR is measured as of a beginning date of April 1, 2020 (i.e., March 31, 2020, stock price is the base date for calculation). Peer group TSR for all years reflects values for the S&P MidCap 400 Industrials Index, the same benchmark used in our 2025 annual report on Form 10-K. Prior to 2024, the TSR peer group reflected the S&P SmallCap 600 Industrials. In 2024, based upon the Company’s higher market capitalization as compared with the prior year, the Company determined the S&P MidCap 400 Industrials Index was more representative of its business. Had we used the values for the S&P SmallCap 600 Industrials Index for peer group TSR, the values would have been: 2021 = $195.4; 2022 = $195.4; 2023 = $204.5; 2024 = $274.4; and 2025 = $260.0.
(7)	Net Income reflects net earnings (loss) attributable to Modine, as disclosed in our financial statements.
(8)	Adjusted EBITDA is defined as “Operating Income” plus “Depreciation and Amortization Expenses,” both as reported externally for the Company’s audited financial statements, plus or minus permitted adjustments.

Adjustments to Calculate Compensation Actually Paid

			Pension Benefits		Equity Awards
						Add Year-End		Add Change in		Deduct Fair	Add
			Deduct SCT	Add	Deduct SCT	Fair Value of	Add Fair Value	Value of Prior	Add Change in	Value of Awards	Dividends
			Change in	Pension	Stock and	Unvested	of Equity	Years' Awards	Value of Vested	Not Meeting	Paid on
			Pension	Service	Option	Equity Granted	Vested and	Unvested at	Equity Granted	Vesting	Unvested
Fiscal Year	Executive	SCT Total	Value	Cost	Awards	in Year	Granted in Year	FYE	in Prior Years	Conditions	Equity	Total CAP[1]
2025	First PEO (Brinker)	$12,706,532	N/A	$0	$(5,175,010)	$7,655,045	$0	$(5,704,698)	$157,925	$0	$0	$9,639,794
	Avg. Non-PEO NEO	$4,622,644	$(2,598)	$0	$(2,513,875)	$1,527,632	$29,879	$(998,927)	$288,627	$0	$0	$2,953,383
2024	First PEO (Brinker)	$8,505,827	N/A	$0	$(3,675,008)	$23,073,770	$0	$11,109,400	$805,470	$0	$0	$39,819,460
	Avg. Non-PEO NEO	$2,318,983	$(956)	$0	$(773,249)	$4,854,880	$0	$4,121,144	$873,495	$0	$0	$11,394,298
2023	First PEO (Brinker)	$4,824,132	N/A	$0	$(1,485,011)	$3,070,765	$0	$1,195,145	$595,127	$0	$0	$8,200,158
	Avg. Non-PEO NEO	$2,138,078	$0	$0	$(780,496)	$1,417,493	$0	$717,756	$165,833	$0	$0	$3,658,664
2022	First PEO (Brinker)	$2,013,440	N/A	$0	$(1,147,900)	$540,677	$0	$(398,489)	$(294,961)	$0	$0	$712,768
	Avg. Non-PEO NEO	$914,617	$0	$0	$(408,039)	$169,336	$26,867	$(259,562)	$(119,480)	$(77,187)	$0	$246,552
2021	First PEO (Brinker)	$2,931,370	N/A	$0	$(2,222,258)	$2,169,102	$807,039	$0	$0	$0	$0	$3,685,253
	Second PEO (Lucareli)	$1,828,486	$(14,691)	$0	$(780,213)	$2,007,439	$0	$953,896	$212,262	$0	$0	$4,207,179
	Third PEO (Burke)	$5,838,871	N/A	$0	$0	$0	$0	$0	$232,007	$(514,108)	$0	$5,556,770
	Avg. Non-PEO NEO	$1,164,622	$(8,278)	$0	$(278,776)	$494,382	$0	$345,139	$81,547	$(8,952)	$0	$1,789,683
(1)	Columns may not sum due to rounding.

Relationship Between Compensation Actually Paid (CAP) and Performance Measures

The Pay versus Performance table above and the charts below illustrate the following:

◾	CAP to our PEOs (i.e., CEOs) and average NEOs has generally tracked with our TSR performance – CAP has declined in years where TSR has declined, and CAP has increased in years of positive TSR. This alignment reflects the design choices of our compensation program that include a mix of equity incentives and cash incentives tied to key financial performance indicators, which then translate in our market performance. Additionally, CAP values reflect changes in the value of executives’ outstanding equity holdings that fluctuate with changes in our stock price.
◾	CAP has also generally tracked with our Adjusted EBITDA, moving directionally together year-over-year. This is influenced by the use of Adjusted EBITDA as a performance measure in our incentive program, and the measure being a key performance measure influencing the value of our stock. Conversely, CAP has not always moved in alignment with Net Income due to the measure’s significant fluctuations as a result of accounting requirements.
◾	Modine’s TSR has significantly outperformed the Pay versus Performance comparator group, the S&P 400 Industrials Index, over the 5-year period as well as over the latest year.

CAP vs. Modine TSR and S&P 400 Industrials TSR
Compensation Actually Paid ($M)
Indexed TSR (2020 = $100)
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
$3,080
$2,580
$2,080
$1,580
$1,080
$580
$80
$3.7
$1.8
$5.6
$4.2
$0.7
$0.2
$8.2
$3.7
$39.8
$11.4
$9.6
$3.0
2021
2022
2023
2024
2025
PEO (Brinker)
Avg. Comp. Actually Paid to Other NEOs
Former PEO (Burke)
Interim PEO (Lucareli)
Company TSR
S&P 400 Industrials TSR

CAP vs. Modine Net Income and Adjusted EBITDA
Compensation Actually Paid ($M)
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Earnings ($M)
$500
$400
$300
$200
$100
$0
-$100
-$200
-$300
$3.7
$1.8
$5.6
$4.2
$0.7
$0.2
$8.2
$3.7
$39.8
$11.4
$9.6
$3.0
2021
2022
2023
2024
2025
PEO (Brinker)
Avg. Comp. Actually Paid to Other NEOs
Former PEO (Burke)
Interim PEO (Lucareli)
Net Income (GAAP)
Adj. EBITDA

Tabular List Metrics

The table below lists our most important performance measures used to link "Compensation Actually Paid" for our NEOs to company performance over the fiscal year ending March 31,2025. These measures are used to determine payouts for our annual incentive plan, our long-term performance cash plan, and our long-term performance share plan. For more information on our incentive plan measures and goals, refer to the Compensation Discussion and Analysis section of this proxy statement. The performance measures included in this table are not ranked by relative importance.

Most Important Metrics

Adjusted EBITDA Growth

Adjusted EBITDA Margin

Cash Flow ROI

ITEM 2 – ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company annually seeks the advisory vote of its shareholders on its executive compensation program and asks that you support the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The HCC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value. This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2025 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs. This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining NEO compensation for future years.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the advisory vote supporting the Company’s executive compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026, to audit the consolidated financial statements of the Company. Before the Audit Committee selected KPMG, it carefully considered the qualifications of the firm, including their performance in the prior year and their reputation for integrity and for competence in the fields of accounting and auditing. Services provided to the Company and its subsidiaries by KPMG in fiscal 2025 and 2024 are described under Independent Auditor’s Fees for Fiscal 2025 and 2024 below.

If the shareholders do not ratify the appointment of KPMG, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. If, prior to the Annual Meeting, KPMG declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2025 Annual Meeting of Shareholders.

Representatives of KPMG are expected to be in attendance at the 2025 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

INDEPENDENT AUDITOR’S FEES FOR FISCAL 2025 AND 2024

The following table represents fees for professional audit services rendered by KPMG for the fiscal years ended March 31, 2025 and 2024, and fees billed for other services rendered by KPMG during those periods.

(In thousands)	Fiscal 2025	Fiscal 2024
Audit Fees: (a)	$2,268	$2,142
Audit-Related Fees: (b)	$11	$11
Tax Fees: (c)	$57	$148
All Other Fees:	$0	$0
Total	$2,336	$2,301
(a)	Audit Fees: Fees for professional services performed by KPMG for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.
(b)	Audit-Related Fees: Fees for professional services performed by KPMG that are reasonably related to the performance of the audit. The audit-related fees in fiscal 2024 related to a compliance audit required under local international regulations.
(c)	Tax Fees: Fees for professional services performed by KPMG with respect to tax compliance, tax advice, and tax planning. This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm. Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year. Descriptions of each project are provided to the Audit Committee. Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services. The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects. All of the fees paid to the independent registered public accounting firm in the fiscal years ended March 31, 2025 and March 31, 2024 were approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of four members, each of whom has been determined by the Board to be sufficiently experienced, financially literate, and independent in accordance with the applicable NYSE listing standards. Ms. Harper, the Chairperson of the Audit Committee, Mr. Bendza and Mr. Wulfsohn qualify as audit committee financial experts within the meaning of the SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors. Under its charter, the Audit Committee’s purpose is to assist the Board of Directors in overseeing:

●	The integrity of the Company’s financial statements;
●	The internal control and disclosure control systems of the Company;
●	The independent registered public accounting firm’s qualifications and independence;
●	The performance of the Company’s internal audit function and independent registered public accounting firm; and
●	The implementation and effectiveness of the Company’s programs to promote ethics and compliance with its legal and regulatory requirements, and the preparation of disclosures required by the SEC relative to the Audit Committee.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation. It is also the responsibility of the Audit Committee to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently if the Audit Committee may deem necessary.

In determining whether to reappoint KPMG as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2026, the Audit Committee considered the qualifications of the firm, including their performance in the prior year and their reputation for integrity and for competence in the fields of accounting and auditing. Each year, members of the Audit Committee prepare written evaluations of KPMG, and the evaluations are considered as part of the reappointment process for the following year, along with input from members of executive management and the head of the Company’s Internal Audit department regarding their views of and experiences with KPMG in its capacity as the Company’s independent registered public accounting firm.

The Audit Committee discussed and approved KPMG’s compensation for its work as the Company’s independent registered public accounting firm based on a number of factors. These factors included the review of a fee proposal presented by KPMG describing the background of the relationship, the proposed scope of audit, and circumstances distinguishing KPMG’s work in fiscal 2025 from its proposed fiscal 2026 role. The Audit Committee also received input from management regarding its work experience with the KPMG audit team and the reasonableness and market competitiveness of KPMG’s fee proposal.

In addition, the Audit Committee is charged under its charter with a wide range of responsibilities and authority, including, among others:

●	Retaining, to the extent it deems necessary or appropriate, and with appropriate funding provided by the Company, independent legal, accounting, or other advisors, or other services or tools as it deems necessary or appropriate in carrying out its duties;
●	Pre-approval of all audit and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor;
●	Oversight of management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics, and conflicts of interest;
●	Review of the activities and recommendations of the Company’s internal auditing program;
●	Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;
●	Monitoring and reviewing the Company’s earnings releases with management and the Company’s independent registered public accounting firm;
●	Evaluating the qualifications, performance and independence of the independent auditor and the lead partner of the independent audit team, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors, and present its conclusions with respect to the independent auditor to the Board;
●	Reviewing the independent registered public accounting firm’s quality control program and any material control issues;
●	Annually reviewing management’s programs to monitor compliance with the Company’s Code of Ethics;
●	Annually reviewing with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans;
●	Reviewing with management at least semi-annually the status, policies and procedures relating to Company common stock held in any such plan; and
●	Review and approve the Company’s initiatives, metrics, tracking, and disclosures concerning environmental and sustainability measures in connection with environmental, social and governance (ESG) reporting, and monitor the Company’s progress with respect to such initiatives and metrics.

The Audit Committee met eight times during the fiscal year ended March 31, 2025. The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors and compliance personnel, in each case without any other member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance, and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with KPMG matters relating to its independence, after receiving the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee completes its review of the matters described above prior to the public announcements of financial results. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE

Katherine C. Harper, Chair

Mark Bendza

Christopher W. Patterson

William A. Wulfsohn

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC. Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2025 with the reporting requirements of Section 16(a) of the Exchange Act.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2025 Annual Meeting of Shareholders. Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you holding a virtual meeting instead of a physical meeting?

In light of significant improvements in technology and changes in applicable law in recent years, we have again determined to hold an entirely virtual meeting. We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting.

Why did I receive a separate Notice of Internet Availability of Proxy Materials this year?

In order to be efficient with the Company’s resources, and in keeping with our commitment to sustainable practices, we have chosen to taken advantage of SEC rules that allow us to make our proxy statement and other Annual Meeting materials available to you on the Internet.

How can I access the proxy statement and other Annual Meeting Materials on the Internet?

On or about July 11, 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, advising them that this proxy statement and our annual report on Form 10-K for the fiscal year ended March 31, 2025, along with voting instructions, may be accessed over the Internet at www.proxyvote.com. You may access these materials and vote your shares over the Internet, or request that a printed copy of the materials be sent to you.

How do I receive a copy of the printed proxy statement and Annual Meeting materials?

If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy. If you would like to receive a paper or e-mail copy of the Annual Meeting materials, please make your request on or before August 7, 2025, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

How may I access the virtual Annual Meeting?

You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/MOD2025 where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.

How do I ask questions during the Annual Meeting?

You may submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MOD2025, where you will enter the 16-digit control number found on the proxy card or voter instruction form provided to you with this proxy statement. Shareholders who do not have a 16-digit control number should contact their bank or broker to obtain one.

Shareholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/MOD2025. Shareholders who have been provided or obtained a 16-digit control number may submit a question during the meeting at www.virtualshareholdermeeting.com/MOD2025 after logging in with that control number.

Shareholder questions must be pertinent to matters properly before the meeting. The Annual Meeting is not to be used as a forum to present views that are not directly related to the business before the Annual Meeting. Recording of the Annual Meeting is prohibited. A webcast playback will be available at www.virtualshareholdermeeting.com/MOD2025 24 hours after the completion of the meeting.

Any additional information regarding the rules and procedures for participating in the Annual Meeting will be available during the meeting on the meeting website. We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/MOD2025 approximately 15 minutes before the Annual Meeting starts on August 21, 2025. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on June 23, 2025, the record date for the Annual Meeting. A total of 52,476,778 shares of common stock were outstanding as of the record date and entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you own.

How do I vote?

You may vote your shares electronically via the Internet, electronically at the Annual Meeting, by telephone or by a properly appointed proxy.

Registered Holders

Registered holders may vote prior to the Annual Meeting (i) by completing and mailing the proxy card, or (ii) electronically via the Internet, or (iii) by calling Broadridge Financial Solutions, Inc. Specific instructions for each voting option are set forth on the Notice or the proxy card. You may also vote electronically at the Annual Meeting.

The Internet and telephone voting procedures on the Notice or the proxy card to vote your shares prior to the Annual Meeting are for your convenience and reduce costs for Modine. The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. If your bank or brokerage firm is participating in the Broadridge Investor Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account. The trustee for the plan, Equiniti Trust Company, will vote your shares as you direct. If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote during the Annual Meeting?

Although we encourage you to vote via the Internet, complete and return the proxy card or vote by telephone prior to the Annual Meeting to ensure that your vote is counted, you may attend the Annual Meeting and vote your shares electronically at the Annual Meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement. In summary, the Board recommends a vote:

“FOR” election of each of the Company-nominated directors for terms expiring in 2028 (see Item 1); and

“FOR” approval of the Company’s NEO compensation (see Item 2); and

“FOR” ratification of the Company’s independent registered public accounting firm (see Item 3).

Unless you give other instructions, the persons named as proxies will vote “FOR” Items 1, 2, and 3.

What if other matters come up at the Annual Meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the Annual Meeting. If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy. You may revoke your proxy by:

●	submitting a new proxy;
●	giving written notice before the Annual Meeting to the Company’s Secretary stating that you are revoking your previous proxy;
●	revoking your proxy in the same manner you initially submitted it – by mail, Internet, or the telephone; or
●	virtually attending the Annual Meeting and voting your shares electronically at the Annual Meeting.

If you decide to vote your shares electronically at the Annual Meeting, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by mail, Internet, or the telephone. The presence at the Annual Meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Advisory Vote on NEO Compensation (Item 2)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2026 Annual Meeting

Shareholder proposals for the 2026 Annual Meeting of Shareholders of the Company must be received no later than March 9, 2026 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the proxy rules of the SEC. Written notice of shareholder proposals and director nominations for the 2026 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 23, 2026 and no later than May 23, 2026 at such offices, directed to the attention of the Company’s Secretary, and must be submitted in accordance with the requirements of the Bylaws of the Company.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules for the Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by June 22, 2026.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation. Directors, officers, and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means. Brokers, banks, nominees, fiduciaries, and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail. See the next two questions and answers and your proxy card for more information.

What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one Notice to shareholders with the same last name at a single address, unless we have received instructions to do otherwise. Householding reduces our printing and postage costs. If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may tell us so by providing written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517. Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the Notice may request householding by contacting us in the same manner. If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

APPENDIX A: NON-GAAP RECONCILIATIONS

Adjusted EBITDA, adjusted EBITDA margin, and free cash flow (which are defined below) as used in this proxy statement are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation, and amortization expenses, other income, and expense, restructuring expenses, acquisition and integration costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, and certain other gains or charges.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant, and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Reconciliations for the non-GAAP financial measures referenced within this proxy statement to the most directly comparable GAAP measures are set forth below:

Modine Manufacturing Company
Adjusted EBITDA (unaudited)	Twelve months ended March 31,
(In millions)	2025	2024
Net earnings	$185.5	$163.4
Interest expense	26.4	24.1
Provision for income taxes	68.5	51.2
Depreciation and amortization expense	77.7	56.1
Other expense – net	3.1	2.0
Restructuring expenses (a)	28.2	15.0
Acquisition and integration costs (b)	2.3	4.1
Environmental charges (c)	0.4	2.4
Gain on sale of assets (d)	—	(4.0)
Adjusted EBITDA	$392.1	$314.3
(a)	Restructuring expenses primarily consist of employee severance expenses, the majority of which were recorded within the Performance Technologies segment, and equipment transfer costs.
(b)	Acquisition and integration costs primarily relate to the Company’s acquisition of Scott Springfield Manufacturing, a leading provider of air handling units for the data center, telecommunications, healthcare, and aerospace markets, on March 1, 2024. The acquisition and integration costs primarily include fees for i) transaction advisors, ii) legal, accounting, and other professional services, and iii) incremental costs directly associated with integration activities. The adjustments in both fiscal 2024 and 2025 also included $1.6 million recorded at Corporate for the impact of an inventory purchase accounting

A-1

adjustment. The Company wrote up acquired inventory to its estimated fair value and charged the write-up to cost of sales as the underlying inventory was sold.
(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities.
(d)	The Company's sale of three automotive businesses based in Germany closed on October 31, 2023. As a result of the sale, the Company recorded a $4.0 million gain on sale at Corporate during the third quarter fiscal 2024.

Modine Manufacturing Company	Twelve months ended March 31, 2025				Twelve months ended March 31, 2024
Segment adjusted financial results (unaudited)	Climate	Performance	Corporate and		Climate	Performance	Corporate and
(In millions)	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$248.4	$108.0	$(72.9)	$283.5	$178.6	$111.7	$(49.6)	$240.7
Depreciation and amortization expense	48.3	28.7	0.7	77.7	26.5	28.7	0.9	56.1
Restructuring expenses (a)	6.0	20.5	1.7	28.2	3.0	12.0	—	15.0
Acquisition and integration costs (a)	—	—	2.3	2.3	—	—	4.1	4.1
Environmental charges (a)	—	—	0.4	0.4	—	—	2.4	2.4
Gain on sale of assets (a)	—	—	—	—	—	—	(4.0)	(4.0)
Adjusted EBITDA	$302.7	$157.2	$(67.8)	$392.1	$208.1	$152.4	$(46.2)	$314.3

Net sales	$1,440.8	$1,163.5	$(20.8)	$2,583.5	$1,108.1	$1,321.3	$(21.6)	$2,407.8
Adjusted EBITDA margin	21.0%	13.5%		15.2%	18.8%	11.5%		13.1%
(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Free cash flow (unaudited)	Twelve months ended March 31,
(In millions)	2025	2024
Net cash provided by operating activities	$213.3	$214.6
Expenditures for property, plant and equipment	(84.0)	(87.7)
Free cash flow	$129.3	$126.9

A-2

Notice

of Meeting

and Proxy

Statement

2025	Annual Meeting
of Shareholders

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V76440-P34366 For Against Abstain ! ! ! For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! MODINE MANUFACTURING COMPANY NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2 and 3. Nominees: The Board of Directors recommends you vote FOR the following proposals: 2. Advisory approval of the Company's named executive officer compensation. 1a. Mr. Neil D. Brinker 1. Election of Directors 1b. Ms. Katherine C. Harper 1c. Mr. David J. Wilson 1d. Mr. Mark Bendza 3. Ratification of the appointment of the Company's independent registered public accounting firm. Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. SCAN TO VIEW MATERIALS & VOTEw MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403-2552 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 20, 2025 for shares held directly and by 11:59 p.m. Eastern Time on August 16, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MOD2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 20, 2025 for shares held directly and by 11:59 p.m. Eastern Time on August 16, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

V76441-P34366 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on August 21, 2025 – the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and www.modine.com. Annual Meeting of Shareholders Thursday, August 21, 2025 8:00 AM CDT This proxy is solicited by the Board of Directors If you consented to access your proxy information electronically, you may view materials and/or vote these shares by going to www.proxyvote.com. The undersigned hereby appoints Michael B. Lucareli and Kathleen T. Powers, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2025 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at www.virtualshareholdermeeting.com/MOD2025 on August 21, 2025 at 8:00 A.M. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders. Modine 401(k) Retirement Savings Plan-Voting Instructions to Trustee, Equiniti Trust Company, for the Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2025 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Equiniti Trust Company, in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion. IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD. Continued and to be signed on reverse side.